   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997


                                                       REGISTRATION NO. 333-8061
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          AVIATION DISTRIBUTORS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                          5008                  33-0715685
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                                1 WRIGLEY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 586-7558
         (Address and telephone number of principal executive offices)
                           --------------------------

                                OSAMAH S. BAKHIT
                            CHIEF EXECUTIVE OFFICER
                          AVIATION DISTRIBUTORS, INC.
                                1 WRIGLEY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 586-7558
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

       BRIAN J. MCCARTHY, ESQ.                  KENNETH J. BARONSKY, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM        MILBANK, TWEED, HADLEY & MCCLOY
                 LLP                          601 South Figueroa, 30th Floor
  300 South Grand Avenue, 34th Floor          Los Angeles, California 90017
    Los Angeles, California 90071

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this Registration Statement becomes effective.
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                PROPOSED MAXIMUM  PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO         PRICE PER          OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED       SHARE (1)         PRICE (2)      REGISTRATION FEE
Common Stock, $.01 par value (2)............     1,380,000           $8.50          $11,730,000        $3,555 (3)



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.



(2) Includes 180,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any, in connection with the Registrant's sale of the Common Stock.



(3) $3,173 of such fee was paid by the Company on July 12, 1996.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997


PROSPECTUS


                                                                [LOGO]
                                1,200,000 SHARES


                          AVIATION DISTRIBUTORS, INC.

                                  COMMON STOCK


    All of the 1,200,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being offered by Aviation Distributors, Inc., a Delaware corporation ("ADI" or the "Company").


    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $6.50 and $8.50 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock.

    The Company has been approved for quotation on the Nasdaq Stock Market's SmallCap Market (the "Nasdaq SmallCap Market") under the symbol "ADIN."

                            ------------------------

 SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF
      CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON
     THE  ACCURACY OR ADEQUACY OF  THIS PROSPECTUS. ANY REPRESENTATION TO
          THE                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                        UNDERWRITING
                                                      PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                       PUBLIC         COMMISSIONS (1)       COMPANY (2)
Per Share......................................
Total (3)......................................


(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Excludes the value of warrants to purchase up to 120,000 shares of Common Stock (the "Representative's Warrants") granted to the representative of the several Underwriters (the "Representative"). See "Underwriting."


(2)  Before deducting expenses of the  offering payable by the Company estimated
    at $             ,  including the  Representative's non-accountable  expense allowance. See "Underwriting."


(3) The Company and the Selling Stockholder (as defined herein) have granted to the Underwriters a 45-day option to purchase up to 90,000 and 90,000 additional shares of Common Stock, respectively, to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts  and Commissions and Proceeds to the  Company will be $          ,
    $           and $            , respectively, and the  total proceeds to  the
    Selling  Stockholder will  be $               .  See "Principal  and Selling
    Stockholder" and "Underwriting."



    The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, subject to certain conditions. Delivery of the shares is expected against payment therefor on or
about                  , 1997, at  the offices of  Cruttenden Roth Incorporated,
Irvine, California or through the facilities of the Depository Trust Company.


                            ------------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED


                THE DATE OF THIS PROSPECTUS IS            , 1997

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) GIVES EFFECT TO A 3,000 FOR 1 EXCHANGE OF THE COMMON STOCK OF THE COMPANY EFFECTED IN CONNECTION WITH THE COMPANY'S REINCORPORATION IN THE STATE OF DELAWARE IN JULY 1996 AND (III) GIVES EFFECT TO A 0.85 FOR 1 REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK IN AUGUST 1996. SEE "UNDERWRITING." INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY


    Aviation Distributors, Inc. (the "Company") is a supplier of new and overhauled aircraft parts to major commercial airlines worldwide. The Company locates, acquires and supplies parts for all major aircraft. Additionally, the Company enters into consignment and marketing agreements with major commercial airlines, distributors and original equipment manufacturers ("OEMs"), which allows the Company to offer a wide range of parts for sale without certain risks and financing costs associated with owned inventory. The aircraft parts offered by the Company include those manufactured by Airbus, Boeing, General Electric, Lockheed, McDonnell Douglas, Pratt & Whitney and Rolls Royce. Sales have increased from $2.8 million in 1992 to $7.2 million in 1993, $16.4 million in 1994, $22.7 million in 1995 and $24.9 million in 1996. The 1995 sales amount includes one significant sale of two whole aircraft for $6.5 million. If the opportunity exists, the Company may sell whole aircraft in the future.


    The worldwide aircraft parts market is highly fragmented and parts are supplied by many types of suppliers, including airlines, OEMs and numerous distributors, fixed base operators, Federal Aviation Administration ("FAA") certified facilities, traders and brokers. The Canaan Group Ltd., a management consulting firm specializing in the aircraft and aerospace industry, estimated that aircraft parts inventories valued at $45 billion existed in May 1995, with a carrying cost of $10 billion annually and that 80% of such inventories were owned by airlines. The Company believes that a portion of such inventory is available for marketing, consignment and purchase.

    The Company also believes that, based on other significant market trends, its target market will continue to grow. According to Boeing's 1996 Market Outlook, the worldwide fleet of commercial aircraft and air cargo aircraft is expected to grow from 11,066 aircraft at the end of 1995 to 23,080 aircraft by 2015. In the long-term, the Company believes that a larger aircraft fleet will necessitate a greater number of aircraft spare parts to supply such a fleet. Furthermore, to reduce the high costs associated with excess aircraft parts inventories, many airlines are reducing their parts inventories through bulk sales to, and marketing and consignment agreements with, aircraft parts suppliers. Additionally, airlines are decreasing the number of suppliers from which parts are purchased in an effort to reduce purchasing costs and increase quality and service. Finally, as a result of safety concerns regarding unapproved parts, regulatory agencies are increasing emphasis on the tracking of parts by requiring increased documentation for aircraft parts.

    The Company's objectives are to take advantage of trends in the aircraft parts market and to become a leading supplier of quality parts to airlines worldwide. The Company's strategy is comprised of the following components: providing excellent customer service, supplying quality parts, focusing sales efforts on major commercial airlines, increasing access to inventory through both consignment and purchases, and expanding its business globally. A key component of the Company's business strategy is to implement a program to effectively contain expenses.

    The Company was established in October 1988, incorporated in February 1992 as a California corporation and reincorporated in July 1996 as a Delaware corporation. The Company's executive offices are located at 1 Wrigley Drive, Irvine, California 92618 and its telephone number at that address is (714) 586-7558.

                                  THE OFFERING


Common Stock offered by the Company........................  1,200,000 shares

Common Stock to be outstanding after the Offering..........  2,985,000 shares (1)

Use of proceeds............................................  To repay approximately $3.8 million of the amount
                                                             outstanding under the Company's
                                                             lines of credit, to repay an
                                                             aggregate of $400,000 lent to
                                                             the Company by certain of its
                                                             employees, to fund a portion of
                                                             a legal settlement entered into
                                                             by the Company and for general
                                                             corporate purposes, including
                                                             working capital. See "Use of
                                                             Proceeds."

Nasdaq SmallCap Market symbol..............................  ADIN


------------------------

(1) Excludes an aggregate of 90,000 shares of Common Stock that may be sold by the Company upon exercise of the Underwriters' over-allotment option. Also excludes 120,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and 150,000 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan (defined herein). See "Underwriting" and "Management -- Employee Benefit Plans."

                             SUMMARY FINANCIAL DATA

    The Summary Financial Data presented below are derived from the Consolidated Financial Statements of the Company and are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1994         1995         1996
                                                                           -----------  -----------  -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales................................................................  $    16,369  $    22,652  $    24,871
Cost of sales............................................................       11,809       18,680       18,162
Gross profit.............................................................        4,560        3,972        6,709
Legal settlement expense.................................................      --           --             1,375
Selling and administrative expenses......................................        3,958        3,757        4,486
Income from operations...................................................          602          215          848
Interest expense, net....................................................          278          622          633
Net income (loss)........................................................          208         (215)         315
Net income (loss) per share..............................................         0.12        (0.12)        0.18
Shares used in computing net income (loss) per share.....................    1,785,000    1,785,000    1,785,000



                                                                                            DECEMBER 31, 1996
                                                                                        -------------------------
                                                                                                    AS ADJUSTED
                                                                                         ACTUAL         (1)
                                                                                        ---------  --------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $      17   $   2,992
Restricted cash.......................................................................         63          63
Working capital (deficit).............................................................       (271)      7,129
Total assets..........................................................................     17,108      20,258
Total debt............................................................................     12,283       8,033(2)
Total stockholders' equity............................................................        468       7,868


------------------------

(1) Adjusted for the sale of 1,200,000 shares of Common Stock by the Company (at an assumed offering price of $7.50 per share) in the Offering and the application of the net proceeds therefrom as if the Offering had occurred on December 31, 1996. See "Use of Proceeds."



(2) Does not include loans aggregating $400,000 made to the Company by certain of its employees which occurred subsequent to December 31, 1996. The loans will be paid from the proceeds of the Offering but are not required as an adjustment to the Company's actual debt amount at December 31, 1996. See "Certain Transactions."


                            ------------------------

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, TOGETHER WITH OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

FLUCTUATIONS IN OPERATING RESULTS


    The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, the mix of available aircraft parts contained, at any time, in the Company's inventory and many other factors largely outside the Company's control. Given that a large portion of the Company's operating expenses are relatively fixed, there can be no assurance that external factors such as those described above will not have a material adverse impact on the Company's operating results. Although the Company generated operating income of $848,000 for the fiscal year 1996, there can be no assurance that the Company will continue to be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

    The aircraft parts supply industry is highly competitive. Competition is generally based on availability of product, reputation, customer service, price and lead time. Some of the Company's competitors have access to greater financial and other resources than the Company. There can be no assurance that the Company will be able to effectively compete with such companies in the future. See "Business -- Competition."

DEPENDENCE ON KEY PARTS SUPPLIERS

    The Company is dependent on certain domestic and international OEMs for many key parts and components. Many of these OEMs maintain their own parts inventories and distribution services and compete with the Company. The Company believes that these manufacturers will continue to adhere to their current policy of supporting qualified independently-owned aircraft parts suppliers. However, if the policies of such manufacturers should change or if certain OEMs require scarce parts for their own distribution operations, the Company may incur shortages in the supply of required parts and components. An inability of the Company to maintain access to parts and components on commercially reasonable terms would have a material adverse effect on the Company's business.

FOREIGN OPERATIONS


    The Company's foreign activities, which account for a significant percentage of the Company's total sales (62% for the year ended December 31, 1996), are subject to the risks customarily associated with such activities. These include controls, expropriation, nationalization and other economic, political and regulatory policies of local governments as well as the laws and policies of the United States affecting foreign trade and investment. To date, the Company has not encountered any significant problems in its foreign activities; however there can be no assurance that it will not encounter such problems in the future. The Company currently incurs $0.75 in insurance expense per $100 in foreign sales to help mitigate the risks associated with such activity. Consequently, an increase in foreign sales will result in increased insurance expense for the Company. All of the Company's sales were transacted in U.S. dollars in fiscal year 1996. As of December 31, 1996 the Company had a minimal amount of owned assets outside the United States.


REGULATION

    Parts that are installed in aircraft are required to be certified by FAA approved manufacturing and repair facilities prior to installation. The Company does not operate repair stations and is not otherwise directly regulated by the FAA. As a result of public concerns that have arisen regarding deregulation of the aviation industry and inadequate aircraft maintenance procedures, there is a possibility that new and more stringent FAA regulations could be adopted. There can be no assurance that the Company will not become subject to direct regulation by the FAA, or that any new regulations adopted by the FAA will not have a material adverse effect on the Company's business.

PRODUCT LIABILITY

    The Company neither manufactures nor repairs aircraft parts and requires that all of the parts that it sells be properly documented and traceable to their original source. Although the Company has never been subject to product liability claims, there is no guarantee that the Company could not be subject to liability from its potential exposure relating to sales of faulty aircraft parts in the future. The Company does not currently maintain product liability insurance to protect it from such claims, but intends to obtain such insurance in the future. There can be no assurance that such coverage will be obtained, or, if obtained, that it will be adequate to fully protect the Company from any liabilities it might incur. An uninsured loss could have a material adverse effect upon the Company's financial condition.

CONCENTRATION OF CREDIT RISK


    As part of its business strategy, the Company may, from time to time, purchase high price items such as engines and whole aircraft on an opportunistic basis. This activity can lead to a high proportion of net sales and trade accounts receivables from a few customers. As of December 31, 1996, in connection with a 1995 transaction involving the sale of whole aircraft, the Company had a note receivable from one customer in the amount of approximately $4.7 million, which is secured by an irrevocable letter of credit. See Note 5 of Notes to Consolidated Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." For the years ended December 31, 1994, 1995 and 1996, the Company wrote off an aggregate of approximately $206,000 as uncollected accounts receivable. See Note 14 of Notes to Consolidated Financial Statements.


FUTURE CAPITAL REQUIREMENTS


    The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to purchase inventory on a bulk basis. Although the Company believes that the net proceeds from the Offering, together with available cash from operations, will be sufficient to meet its cash requirements for at least the next twelve months, there can be no assurance that the Company will not require additional financing during such period or that financing will be available on acceptable terms, if at all. In addition, the $4.5 million Credit Facility (defined herein) expires on March 31, 1997. Such Credit Facility may be extended at the option of the Company to March 31, 1998. If the Company does not elect to extend the expiration date of the $4.5 million Credit Facility, it will be required to seek additional capital from alternative sources. There can be no assurance that such additional capital will be available on a timely basis and at acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."


DEPENDENCE UPON KEY PERSONNEL


    The Company believes that its continued success depends to a significant extent on the management and other skills of Osamah Bakhit, the Chief Executive Officer of the Company, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of the Company. The Company has obtained a key man life insurance policy in the amount of $3 million on Mr. Bakhit and has entered into a long-term employment agreement with Mr. Bakhit, who will own approximately 60% of the Company's outstanding Common Stock following the completion of the Offering (approximately 55% if the over-allotment option is exercised). The loss or unavailability of the services of Mr. Bakhit could have a material adverse effect on the Company.


CONTROL BY PRINCIPAL STOCKHOLDER


    Following the consummation of the Offering, Mr. Bakhit (the "Principal Stockholder" or "Selling Stockholder") will have majority control of the Company and the ability to control the election of directors and the results of other matters submitted to a vote of stockholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. The Board of Directors of the Company is expected to be initially comprised entirely of designees of Mr. Bakhit. See "Principal and Selling Stockholder" and "Management."

FUTURE SALES BY PRINCIPAL STOCKHOLDER; SHARES ELIGIBLE FOR FUTURE SALE


    Immediately after the Offering, Mr. Bakhit will beneficially own approximately 60% of the outstanding Common Stock (approximately 55% if the over-allotment option is exercised). Subject to the restrictions set forth below, Mr. Bakhit will be free to sell such shares and may determine to sell them from time to time to take advantage of favorable market conditions or for any other reason. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. The Company and Mr. Bakhit have entered into a lock-up agreement with Cruttenden Roth Incorporated ("CRI"), as representative (the "Representative") of the Underwriters, pursuant to which the Company and Mr. Bakhit have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of the Representative, for a period of 180 days after the date of this Prospectus, with respect to the Company, and a period of 365 days after the date of this Prospectus, with respect to Mr. Bakhit; provided that, in the event that the over-allotment option granted by Mr. Bakhit is not exercised by the Underwriters Mr. Bakhit will be permitted to make a bonafide pledge of certain shares of Common Stock to secure borrowings that are recourse to Mr. Bakhit and are incurred by Mr. Bakhit to repay indebtedness owed by Mr. Bakhit to the Company (provided that such pledgee agrees to be bound by the terms of such lock-up agreement). See "Certain Transactions." After such time, 1,785,000 shares of Common Stock beneficially held by Mr. Bakhit (1,695,000 shares of Common Stock if the over-allotment option is exercised) will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."


ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company and the Representative and may not be indicative of the market price for the Common Stock after the Offering. Among the factors to be considered in such negotiations are the preliminary demand for the Common Stock, the prevailing market and economic conditions, the Company's results of operations, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses, the current condition of the markets in which the Company operates and other factors deemed relevant. The market price for shares of the Common Stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general economic and market conditions. See "Underwriting."

DILUTION


    The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution of $4.87 per share in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."


ABSENCE OF PAYMENT OF DIVIDENDS

    The Company has never declared or paid cash dividends on the Common Stock. The Company currently anticipates that it will retain all future earnings for use in the operation and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $7.50 per share, are estimated to be $7.4 million after deducting the estimated underwriting discounts and commissions and the expenses of the Offering. The Company will not receive any of the net proceeds, if any, from the sale of the shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholder."



    Of the net proceeds to the Company from the Offering, approximately $3.8 million will be used to repay a portion of the amount outstanding under two revolving lines of credit (each, a "Credit Facility" and together, the "Credit Facilities") held by Far East National Bank ("Far East Bank"), $400,000 will be used to repay loans made to the Company by certain of its employees, $450,000 will be used to fund a portion of a legal settlement entered into by the Company, and approximately $2.75 million will be used for general corporate purposes, including reducing the Company's vendor payables and providing working capital. The Credit Facilities bear an interest rate of prime plus 1.0 to 1.5 percent and provide for maximum borrowings of $6.5 million. The $4.5 million Credit Facility matures on March 31, 1997, which may be extended at the option of the Company to March 31, 1998. The $2.0 million Credit Facility matures on August 31, 1997. As of January 31, 1997, $6.0 million was outstanding under the Credit Facilities. The proceeds from the Credit Facilities were used for inventory purchases. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    Pending the foregoing uses, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    Since inception, the Company has not declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Additionally, the Company's Credit Facilities contain covenants restricting the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company at December 31, 1996 and as adjusted to give effect to the Offering (at an assumed offering price of $7.50 per share) and the application of the net proceeds thereof. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                                          DECEMBER 31, 1996
                                                                                       ------------------------
                                                                                         ACTUAL     AS ADJUSTED
                                                                                       -----------  -----------
                                                                                            (IN THOUSANDS)
Total Short-Term Debt(1).............................................................   $   8,263    $   4,013
                                                                                       -----------  -----------
                                                                                       -----------  -----------
Long-Term Debt:
  Note payable, net of current portion(2)............................................       3,057        3,057
  Mortgage, net of current portion(3)................................................         921          921
  Other, net of current portion(4)...................................................          42           42
                                                                                       -----------  -----------
  Total Long-Term Debt...............................................................   $   4,020    $   4,020
                                                                                       -----------  -----------
                                                                                       -----------  -----------
Stockholder's Equity:
  Common stock.......................................................................   $      18    $      30
  Additional paid in capital.........................................................         389        7,777
  Retained earnings..................................................................          61           61
                                                                                       -----------  -----------
    Total Stockholder's Equity.......................................................         468        7,868
                                                                                       -----------  -----------
    Total Capitalization.............................................................   $   4,488    $  11,888
                                                                                       -----------  -----------
                                                                                       -----------  -----------


------------------------

(1) Short-term debt includes the Credit Facilities that bear an interest rate of prime plus 1.0 to 1.5 percent and current portions of long-term debt and capitalized leases and a note payable executed by the Company in connection with a legal settlement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


(2) This debt consists of a note payable to a financial institution used to purchase a whole aircraft, secured by a customer note receivable.

(3) This debt consists of a mortgage for the Company's headquarters in Irvine, California.

(4)  Other  debt  consists  of  notes  payable  for  equipment,  inventory   and
    automobiles and capitalized amounts outstanding under various capitalized leases associated with the Company's facilities.

                                    DILUTION


    The net tangible book value of the Company's Common Stock as of December 31, 1996, was $468,000 or approximately $.26 per share. "Net tangible book value per share" represents the amount of the Company's stockholders' equity, less intangible assets, divided by the number of shares of Common Stock outstanding. At December 31, 1996, the Company had no intangible assets. After giving effect to the sale of the 1,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the Company's pro forma net tangible book value at December 31, 1996 would have been $7,868,000 or $2.63 per share. This represents an immediate increase in pro forma net tangible book value of $2.37 per share to the existing stockholder and an immediate dilution in net tangible book value of $4.87 per share to new investors purchasing Common Stock in the Offering. The following table illustrates the foregoing information with respect to dilution to new shareholders on a per share basis:



Assumed initial public offering price per share..............................             $    7.50
  Net tangible book value per share before the Offering......................  $     .26
  Increase per share attributable to new investors...........................       2.37
Pro forma net tangible book value per share after the Offering...............                  2.63
                                                                                          ---------
Dilution per share to new investors..........................................             $    4.87
                                                                                          ---------
                                                                                          ---------



    The following table sets forth, on a pro forma basis as of December 31, 1996, the differences between the existing stockholder and the purchasers of shares in the Offering (at an assumed initial public offering price of $7.50 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:



                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                    --------------------------  ------------------------  AVERAGE PRICE
                                                       NUMBER        PERCENT       AMOUNT       PERCENT     PER SHARE
                                                    -------------  -----------  -------------  ---------  -------------
Existing stockholder..............................      1,785,000         60%   $     407,000         4%    $     .23
New investors (1).................................      1,200,000          40       9,000,000         96         7.50
                                                    -------------       -----   -------------  ---------        -----
    Total.........................................      2,985,000        100%   $   9,407,000       100%    $    2.84
                                                    -------------       -----   -------------  ---------        -----
                                                    -------------       -----   -------------  ---------        -----


------------------------

(1) The underwriters have the option to purchase 180,000 shares (90,000 shares from the Company and 90,000 shares from the existing stockholder) of Common Stock from the Company to cover over-allotments, if any, in connection with the Company's sale of the Common Stock.



   Assuming  the underwriters exercise the  over-allotment option, the number of shares held by the existing stockholder will be reduced to 1,695,000 or 55% and the number of shares held by the new investors will increase to 1,390,000 or 45%.

                            SELECTED FINANCIAL DATA


    The selected financial data presented below as of and for the years ended December 31, 1994, 1995 and 1996 have been derived from the Consolidated
Financial Statements as audited by Arthur Andersen LLP, independent public accountants. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                        YEARS ENDED
                                                                                       DECEMBER 31,
                                                                           -------------------------------------
                                                                              1994         1995         1996
                                                                           -----------  -----------  -----------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                                         AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Net sales................................................................      $16,369      $22,652      $24,871
Cost of sales............................................................       11,809       18,680       18,162
Gross profit.............................................................        4,560        3,972        6,709
Legal settlement expense.................................................      --           --             1,375
Selling and administrative expenses......................................        3,958        3,757        4,486
Income (loss) from operations............................................          602          215          848
Interest expense, net....................................................          278          622          633
Net income (loss)........................................................          208         (215)         315
Net income (loss) per share..............................................         0.12        (0.12)        0.18
Shares used in computing net income (loss) per share.....................    1,785,000    1,785,000    1,785,000



                                                                                           DECEMBER 31, 1996
                                                                                      ---------------------------
                                                                                                    AS ADJUSTED
                                                                                        ACTUAL          (1)
                                                                                      -----------  --------------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................   $      17     $    2,992
Restricted cash.....................................................................          63             63
Working capital (deficit)...........................................................        (271)         7,129
Total assets........................................................................      17,108         20,258
Total debt..........................................................................      12,283          8,033(2)
Total stockholder's equity..........................................................         468          7,868


------------------------

(1) Adjusted for the sale of 1,200,000 shares of Common Stock by the Company (at an assumed offering price of $7.50 per share) in the Offering and the application of the net proceeds therefrom as if the Offering had occurred on December 31, 1996. See "Use of Proceeds."



(2) Does not include loans aggregating $400,000 made to the Company by certain of its employees which occurred subsequent to December 31, 1996. The loans will be paid from the proceeds of the Offering but are not required as an adjustment to the Company's actual debt amount at December 31, 1996. See "Certain Transactions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion includes the operations of the Company for each of the periods discussed. This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements and the related notes thereto which are included elsewhere in this Prospectus.

    GENERAL

    The Company's business as a supplier, distributor and seller of commercial aircraft parts and supplies was established in October 1988. The Company was incorporated in California in February 1992 and reincorporated in Delaware in July 1996.


    The Company's sales have increased from $2.8 million in 1992, to $7.2 million in 1993, $16.4 million in 1994, $22.7 million in 1995, and $24.9 million in 1996. Of 1995 sales, approximately $6.5 million resulted from the sale of two whole aircraft (with engines) to Royal Jordanian Airlines, which is located in the Middle East. The sale agreement provided for monthly payments of $166,250 from August 1995 to August 1999 with an imputed interest rate of 9.5%, which created a note receivable for $6.5 million at the date of sale. Royal Jordanian Airlines provided an irrevocable letter of credit from a recognized financial institution as collateral for the gross payments under the note receivable. Such letter of credit mitigates potential risks associated with the note receivable. Excluding the whole aircraft transaction, sales in 1995 would have been $16.2 million. If the opportunity exists, the Company may sell whole aircraft in the future.


    OVERVIEW

    Net sales consist primarily of gross sales, net of allowance for returns and other adjustments. Cost of sales consists primarily of product costs, freight charges, commissions to outside sales representatives and an inventory provision for damaged and obsolete products. Product costs consist of the acquisition costs of the products and costs associated with repairs, maintenance and certification.

    Net sales and gross profit depend in large measure on the volume and timing of sales orders received during the period and the mix of aircraft parts contained in the Company's inventory. Sales and gross profit can be impacted by the timing of bulk inventory purchases. In general, bulk inventory purchases allow the Company to obtain large inventories of aircraft parts at a lower cost than can ordinarily be obtained by purchasing such parts on an individual basis. Thus, these bulk purchases allow the Company to receive larger gross margins on its sale of aircraft parts since the cost of purchase is reduced.
    Sales can be impacted by marketing and consignment agreements because such agreements give the Company increased access to aircraft parts. Net profits are impacted by marketing agreements because the Company does not incur costs associated with carrying owned inventory due to the fact that a party who has entered into a marketing agreement with the Company is responsible for storing and maintaining the inventory to which the Company has access pursuant to such marketing agreement. Generally, sales from consignment and marketing agreements are not as profitable as sales from bulk inventory purchases.


    The Company's owned inventory turned approximately 0.3 times during 1996, or every 1,217 days. Inventory reserves are determined by analyzing the current and future demand for the Company owned aircraft parts. Aircraft parts have long lives, typically 30 years or more.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996



    The following table sets forth certain information relating to the Company's operations for the years ended December 31, 1995 and 1996 (dollars in thousands):



                                                                  1995                    1996
                                                         ----------------------  ----------------------
Distributed services and inventory sales...............  $  21,545       95.0%   $  23,313       93.7%
Net sales on consignment and marketing agreements......      1,107        5.0        1,558        6.3
                                                         ---------      -----    ---------      -----
Net sales..............................................     22,652      100.0       24,871      100.0
Cost of sales..........................................     18,680       82.5       18,162       73.0
                                                         ---------      -----    ---------      -----
  Gross profit.........................................      3,972       17.5        6,709       27.0
Legal settlement expense...............................     --          --           1,375        5.5
Selling and administrative expenses....................      3,757       16.6        4,486       18.1
                                                         ---------      -----    ---------      -----
Income from operations.................................        215         .9          848        3.4
Interest expense, net..................................        622        2.7          633        2.5
Extraordinary item -- gain on extinguishment of debt...     --          --             130         .5
Net income (loss)......................................       (215)      (0.9)         315        1.3



    DISTRIBUTED SERVICES AND INVENTORY SALES. Distributed services and inventory sales represent sales of inventory located through outside parties and sales of Company-owned inventory. Distributed services and inventory sales increased from $21.5 million for the year ended December 31, 1995 to $23.3 million for the year ended December 31, 1996, an increase of $1.8 million or 8.4%. Distributed services and inventory sales, excluding the whole aircraft transaction discussed above, for the year ended December 31, 1995, would have been $15.0 million, compared to $23.3 million for the year ended December 31, 1996, an increase of $8.3 million or 55.3%. This increase was primarily due to an increase in the Company's availability of aircraft parts as a result of bulk inventory purchases during the last quarter of 1995 and 1996, the addition of new sales personnel and emphasis on development of new domestic customers and some larger international customers. See "General."



    Sales from distributed services represented approximately 97.0% and 92.7% of total distributed services and inventory sales for the years ended December 31, 1995 and 1996, respectively. Sales of Company owned inventory represented approximately 3.0% and 7.3% of total distributed services and inventory sales for the years ended December 31, 1995 and 1996, respectively. The increase in the percentage of the sales of Company owned inventory is primarily due to the bulk inventory purchases as discussed above.



    NET SALES ON CONSIGNMENT AND MARKETING AGREEMENTS. Net sales on consignment and marketing agreements represent total revenue, including commissions, related to sales of inventory held on consignment and sales of inventory obtained through marketing agreements. Net sales on consignment and marketing agreements increased from $1.1 million for the year ended December 31, 1995 to $1.6 million for the year ended December 31, 1996, an increase of $500,000 or 45.5%. This increase was primarily due to an increase in the amount of aircraft parts available for sale under these consignment and marketing agreements, the addition of new sales personnel and emphasis on development of new domestic customers and some larger international customers. See "Net sales."



    NET SALES. Net sales increased from $22.7 million for the year ended December 31, 1995 to $24.9 million for the year ended December 31, 1996, an increase of $2.2 million or 9.7%. Net sales, excluding the whole aircraft transaction discussed above, for the year ended December 31, 1995 would have been $16.2 million, compared to $24.9 million for the year ended December 31, 1996, an increase of $8.7 million or 53.7%. This increase is primarily due to additional sales personnel in 1996, continued efforts to strengthen relationships with customers and the availability of additional parts as a result of bulk inventory purchases. See "Distributed services and inventory sales" and "Net sales on consignment and marketing agreements."

    The sales by region data presented below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto included elsewhere in this Prospectus. The following data consists of sales by region for the years ended December 31, 1995 and 1996:



AREA                                                                         1995       1996
-------------------------------------------------------------------------  ---------  ---------
Pacific Rim..............................................................       22.4%      19.4%
Europe...................................................................       15.7       25.3
Latin/South America......................................................       17.4       10.7
Africa/Middle East.......................................................       34.8        6.5
Domestic.................................................................        9.7       38.1
                                                                           ---------  ---------
  Total..................................................................      100.0%     100.0%
                                                                           ---------  ---------
                                                                           ---------  ---------



    For the year ended December 31, 1995, 90.3% of the Company's sales were to international customers compared to 61.9% for the year ended December 31, 1996. The decrease in the percentage of the Company's sales to international customers was primarily due to the whole aircraft transaction during the third quarter of 1995, discussed above, specifically in the Africa/Middle East region. The sales to international customers as a percentage of total sales has also decreased as a result of the Company's purchase of bulk inventory, which is predominantly sold domestically, and an emphasis on development of new domestic customers. The Company expects that international sales will continue to account for a significant portion of total sales, although the percentage may fluctuate from year to year. The majority of the Company's international sales are insured through an export credit insurance policy. Such insurance policy mitigates potential risks associated with international sales.



    COST OF SALES. Cost of sales decreased from $18.7 million for the year ended December 31, 1995 to $18.2 million for the year ended December 31, 1996, a decrease of $500,000 or 2.7%. This decrease was primarily the result of the whole aircraft sale, at a cost of $5.5 million, during the third quarter of 1995, as discussed above. Cost of sales excluding the whole aircraft transaction, discussed above, was $13.2 million for the year ended December 31, 1995, compared to $18.2 million for the year ended December 31, 1996, an increase of $5.0 million or 37.9%. This increase in cost of sales is primarily due to the increase in net sales. As a percentage of net sales, cost of sales decreased from 82.5% in 1995 to 73.0% in 1996 as a result of higher costs in the 1995 period due to the whole aircraft transaction, which realized a cost of sale percentage of 85%, and due to improved pricing on inventory parts during 1996 as a result of bulk inventory purchases. See "General" and "Distributed services and inventory sales."



    GROSS PROFIT. Gross profit increased from $4.0 million, or 17.5% for the year ended December 31, 1995 to $6.7 million or 27.0% for the year ended December 31, 1996. The gross profit margin increased, in part, as a result of the low profit margin of 15% realized in the year ended December 31, 1995 on the whole aircraft sale discussed above. Gross profit margin also increased as a result of bulk inventory purchases during the last quarter of 1995 and during 1996, the addition of new sales personnel, emphasis on development of new domestic customers, (on which the Company realized margins of 27% for 1996 compared to 7% for 1995), and stronger relationships with some larger international customers. See "General" and "Cost of sales."


    LEGAL SETTLEMENT EXPENSE. A legal charge was recorded in the third quarter of 1996 due to settlement negotiations relating to an action that was brought against the Company, its wholly owned subsidiary, ADI Consignment Sales, Inc. ("ADICSI"), and Mr. Bakhit in February 1996. The action arose out of a consignment agreement between ADICS and the customer whereby ADICS agreed to hold certain aircraft parts inventory of such customer on consignment for sale. The complaint generally alleged causes of action arising out of breach of contract and fraud. All of the claims asserted in the lawsuit by the customer were dismissed pursuant to a settlement agreement executed in November 1996 by all of the parties to the litigation. In August 1996 the Company made a partial settlement payment to such customer of $166,000, which was accrued during December 1995 in accounts payable as it represented aircraft parts purchased during 1995 under the contract in dispute.

Although the Company believed it had meritorious defenses to this dispute, counsel advised the Company that final judical resolution of such matter could take several years. Consequently, in order to prevent future strain on the Company's financial and human resource necessary to defend this dispute, to avoid the uncertainties associated with litigation generally and to pursue the Offering in a timely manner, the Company made a strategic business decision to resolve this dispute and in November 1996 entered into a settlement agreement with such customer, pursuant to which the Company will pay $1.2 million. The Company has incurred approximately $175,000 of legal expenses related to this contract dispute as of December 31, 1996. See "Liquidity."



    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses consisted primarily of management compensation, professional fees, consulting expense and travel expense. The Company's selling and administrative expenses increased from $3.8 million for the year ended December 31, 1995 to $4.5 million for the year ended December 31, 1996, an increase of $700,000 or 18.4%. This increase in expenditures for the year ended December 31, 1996 principally reflects higher personnel costs necessary to respond to the Company's growth, including salaries, taxes, insurance and commission expenses. As a percentage of net sales, general and administrative expenses increased from 16.6% for the year ended December 31, 1995 to 18.1% of net sales for the year ended December 31, 1996 primarily due to lower commission expense in the 1995 period as a result of no sales commission paid on the whole aircraft transaction and a small percentage of selling and administrative support required for the whole aircraft transaction in the 1995 period. The Company currently anticipates a future annual increase in general and administrative expenses of approximately $350,000 of which $109,000 relates to the Company's employment agreement with Mr. Bakhit and the remainder relates to estimated bonuses that the Company anticipates paying to certain members of senior management. This increase could be material to the Company's financial condition.



    INCOME FROM OPERATIONS. As a result of the above factors, income from operations for the year ended December 31, 1996 increased $633,000 compared to the year ended December 31, 1995. The increase primarily reflects higher gross profit margins realized during 1996, somewhat offset by the legal settlement expense discussed above. Income from operations at December 31, 1996, excluding the legal settlement expense, would have been $2.2 million, an increase of $2.0 million or 930.2%. This increase was a result of the increase in gross profit of $2.8 million. See "Gross profit" and "Legal settlement expense."



    INTEREST EXPENSES, NET. Net interest expense increased from $622,000, or 2.7% of net sales at December 31, 1995 to $633,000, or 2.5% of net sales at December 31, 1996. The increase in interest expense is due to an increase in borrowings under the Company's lines of credit and notes to corporations secured by inventory.



    EXTRAORDINARY  ITEM --  GAIN ON  EXTINGUISHMENT OF  DEBT.   During 1996, the
Company extinguished a note payable early and realized an extraordinary gain, net of tax of $90,000, of $130,000.



    NET INCOME (LOSS). Net income (loss) increased from $(215,000) for the year ended December 31, 1995 to $315,000 for the year ended December 31, 1996, an increase of $530,000. This increase is attributable to the increase in gross profit, somewhat offset by the legal settlement expense noted above. See "Gross profit," "Legal settlement expense."

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The following table sets forth certain information relating to the Company's operations for the years ended December 31, 1994 and 1995 (dollars in thousands):

                                                                     1994                  1995
                                                             --------------------  --------------------
Distributed services and inventory sales...................  $  13,530       83.0% $  21,545       95.0%
Net sales on consignment and marketing agreements..........      2,839       17.0      1,107        5.0
                                                             ---------  ---------  ---------  ---------
Net sales..................................................     16,369      100.0     22,652      100.0
Cost of sales..............................................     11,809       72.1     18,680       82.5
                                                             ---------  ---------  ---------  ---------
Gross profit...............................................      4,560       27.9      3,972       17.5
Selling and administrative expenses........................      3,958       24.2      3,757       16.6
                                                             ---------  ---------  ---------  ---------
Income from operations.....................................        602        3.7        215        0.9
Interest expense, net......................................        278        1.7        622        2.7
Net income (loss)..........................................        208        1.3       (215)      (0.9)

    DISTRIBUTED SERVICES AND INVENTORY SALES. Distributed services and inventory sales increased from $13.5 million for the year ended December 31, 1994 to $21.5 million for the year ended December 31, 1995, an increase of $8.0 million or 59.3%. This increase was primarily the result of the whole aircraft sale for $6.5 million noted above. See "General."


    The sales of Company-owned inventory represented approximately 1.0% and 3.0% of total distributed services and inventory sales for the years ended December 31, 1994 and 1995, respectively. The increase in the percentage of the sales of Company-owned inventory is primarily due to an increase in the Company's availability of aircraft parts as a result of bulk inventory purchases during the last quarter of 1995.



    Sales of distributed services represented approximately 99.0% and 97.0% of total distributed services and inventory sales for the years ended December 31, 1994 and 1995, respectively.


    NET SALES ON CONSIGNMENT AND MARKETING AGREEMENTS. Net sales on consignment and marketing agreements decreased from $2.8 million for the year ended December 31, 1994 to $1.1 million for the year ended December 31, 1995, a decrease of $1.7 million or 61%. The decrease was due to the Company's efforts being focused on the whole aircraft transaction during 1995 and due to the availability of aircraft parts under consignment and marketing agreements.

    NET SALES. Net sales increased from $16.4 million for the year ended December 31, 1994 to $22.7 million for the year ended December 31, 1995, an increase of $6.3 million or 38.4%. This increase was primarily the result of the whole aircraft sale for $6.5 million noted above. Net sales, excluding the whole aircraft transaction discussed above, for the year ended December 31, 1995, would have been $16.2 million, a decrease of $200,000 or 1.2% compared to the year ended December 31, 1994. This decrease was attributable to a reduction in sales to smaller airlines in the Africa/Middle East region as a result of the Company's emphasis on developing relationships with larger airlines. See "General."

    The sales by region data presented below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto included elsewhere in this Prospectus. The following data consists of sales by region for the years ended December 31, 1994 and 1995:

AREA                                                                         1994       1995
-------------------------------------------------------------------------  ---------  ---------
Pacific Rim..............................................................       19.2%      22.4%
Europe...................................................................       25.0       15.7
Latin/South America......................................................       16.6       17.4
Africa/Middle East.......................................................       11.6       34.8
Domestic.................................................................       27.6        9.7
                                                                           ---------  ---------
  Total..................................................................      100.0%     100.0%
                                                                           ---------  ---------
                                                                           ---------  ---------

    For the year ended December 31, 1994, 72.4% of the Company's sales were to international customers; for the year ended December 31, 1995, 90.3% of the Company's sales were to international customers. The increase in the percentage of the Company's sales to international customers is primarily the result of the whole aircraft transaction discussed above, specifically in the Africa/Middle East region. The Company expects that international sales will continue to account for a significant portion of total sales, although the percentage may fluctuate from period to period. The majority of the Company's international sales are insured through an export credit insurance policy. Such insurance policy mitigates potential risks associated with international sales. See "General."

    COST OF SALES. Cost of sales increased from $11.8 million for the year ended December 31, 1994 to $18.7 million for the year ended December 31, 1995, an increase of $6.9 million or 58.5%. This increase was primarily the result of the whole aircraft sale, at a cost of $5.5 million, as noted above. Cost of sales excluding the whole aircraft transaction discussed above was $13.2 million for the year ended December 31, 1995. This represents an increase of $1.4 million or 11.9%, compared to the year ended December 31, 1994. The increase was attributable to increased sales to certain of the Company's customers. See "General."

    GROSS PROFIT. Gross profit decreased from $4.6 million or 27.9% for the year ended December 31, 1994, to $4.0 million or 17.5% for the year ended December 31, 1995. The gross profit margin decreased, in part, as a result of the whole aircraft sale noted above, on which the Company realized a 15% gross profit margin. Gross profit margin excluding the whole aircraft transaction discussed above, for the year ended December 31, 1995, would have been 18.4%, a decrease of 9.5% compared to the year ended December 31, 1994. The decline was attributable to increased discounts and reduced margins on sales to certain customers. The Company will continue to offer discounts to obtain new customers and accept lower margins on exceptionally large sales, e.g. whole aircraft. See "General" and "Cost of sales."


    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses consist primarily of management compensation, professional fees, consulting expense and travel expense. Selling and administrative expenses decreased slightly from $4.0 million for the year ended December 31, 1994 to $3.8 million for the year ended December 31, 1995, a decrease of $200,000 or 5%. The decrease is due to the Company effectively managing its expenses.


    INCOME FROM OPERATIONS. As a result of the above, income from operations decreased from $602,000 for the year ended December 31, 1994 to $215,000 for the year ended December 31, 1995, a decrease of $387,000 or 64.3%. The decrease reflects the lower gross profit margins realized in 1995 compared to 1994. See "Gross profit."

    INTEREST EXPENSE, NET. Net interest expense increased from $278,000 or 1.7% of net sales for the year ended December 31, 1994 to $622,000 or 2.7% of net sales for the year ended December 31, 1995. The increase in interest expense was due to an increase in the outstanding amounts of the Company's lines of credit, notes to financial institutions and notes to corporations secured by inventory.

    NET INCOME (LOSS). Net income decreased from $208,000 for the year ended December 31, 1994 to a net loss of $(215,000) for the year ended December 31, 1995, a decrease of $423,000 or 203.4%. This decrease was attributable to a decrease in gross profit and an increase in interest expense discussed above. See "Gross profit" and "Interest expense, net."

LIQUIDITY AND CAPITAL RESOURCES


    From inception to 1995, the Company was financed primarily with its cash flow from operations and financing activities. The Company had cash and cash equivalents of $251,000, $868,000 and $17,000 as of December 31, 1994, 1995 and
1996, respectively. The Company had restricted cash of $105,000, $301,000 and $63,000 as of December 31, 1994, 1995 and 1996, respectively. For the periods ended December 31, 1994, 1995 and 1996, $1.1 million, $3.1 million and $835,000, respectively, of cash was provided by financing activities. Restricted cash was required for one of the Credit Facilities until

May 1996 and for letters of credit issued to certain vendors. For the year ended December 31, 1996 the Company had a working capital deficit of $271,000, as a result of the note payable for the legal settlement expense discussed above.



    The Company's primary uses of cash, to date, have been for purchases of inventory and the repayment of indebtedness. Cash flows used in investing activities were $225,000, $1.8 million and $39,000 for 1994, 1995 and 1996, respectively.



    The Company's  Credit  Facilities provide  working  capital of  up  to  $6.5 million with interest at prime plus 1.0 to 1.5 percent subject to an availability calculation based on the eligible borrowing base. The eligible borrowing base, currently reduced by a letter of credit for $150,000, includes certain receivables and inventories of the Company. The $4.5 million Credit Facility matures on March 31, 1997, which may be extended at the option of the Company to March 31, 1998. The $2.0 million Credit Facility matures on August 31, 1997. The Company is currently in discussions with financial institutions with respect to additional sources of financing. The Company used restricted cash to repay a line of credit in the amount of $500,000 that expired during May 1996. The Company plans to pay approximately $3.8 million of the amount outstanding under the Credit Facilities from the proceeds received from the Offering. The Company determined to use the majority of the proceeds received from the Offering to pay down the amount outstanding under the Credit Facilities as an effort to decrease insurance and interest costs. The Company intends to use $400,000 to repay loans made to the Company by certain of its employees. The remaining proceeds received from the Offering, $3.2 million, are anticipated to be used for legal settlement expenses and general corporate purposes, including reducing the Company's vendor payables and providing working capital. See "Use of Proceeds" and "Certain Transactions."


    Far East Bank has a fully perfected security interest against all assets of the Company in addition to a personal guarantee from Mr. Bakhit and his wife. Far East Bank has indicated orally that it will consider terminating such guarantee following consummation of the Offering.


    The Credit Facilities provide for the suspension of the Credit Facilities and repayment of all debt (i) in the event of a material adverse change in the Company's financial condition, (ii) if the lender believes the prospect of payment or performance of the indebtedness is impaired, or (iii) upon a change of control. The $4.5 million Credit Facility requires the Company to have a tangible net worth of at least $750,000 beginning October 31, 1996, which was extended by the financial institution to begin on January 31, 1997. The financial institution has indicated to the Company that it will regard the subordinated employee loans in the amount of $400,000 as additional equity to the Company. As such, it will be included in the calculation of the minimum tangible net worth under the Credit Facility. The Company believes that it was in compliance with the tangible net worth requirement at January 31, 1997. As of December 31, 1996, the Company's tangible net worth was $468,000 and pro forma for the Offering the Company's tangible net worth would have been $7.9 million. In addition, the Credit Facilities require mandatory repayments from excess cash flow. Substantially all of the Company's assets are pledged as collateral for amounts borrowed. At December 31, 1995 and 1996 the Company was in compliance with all of its requirements under the Credit Facilities.



    The Company's long-term debt consists of the following: (i) note payable of $4.7 million at December 31, 1996 to a financial institution, due in monthly installments of $166,250 (principal and interest) to August 1999 with an interest rate of 9.5 percent; (ii) note payable of $936,000 at December 31, 1996 to a financial institution, secured by a building, due in adjustable monthly installments of $8,382 (principal and interest) to May 1999, with a balloon payment due May 1999 and interest at Moody's A Bond Index (8.25% at December 31,
1996) plus .125 percent; (iii) note payable of $126,000 at December 31, 1996 to a corporation, secured by specific inventory, due in monthly installments of $50,000 (principal and interest) to March 1997, with an imputed interest rate of 10 percent; (iv) note payable of $900,000 at December 31, 1996 to a corporation, due in an installment of $562,500, plus interest, on March 15, 1997 and quarterly installments of $112,500, plus interest, commencing June 15, 1997 to December 15, 1997, with an interest rate of 10 percent; (v) note payable of $3,000 at

December 31, 1996 to a corporation, secured by an automobile, due in monthly installments of $192 (principal and interest) to March 1998, with an interest rate of 7.9 percent; and (vi) note payable of $9,000 as of December 31, 1996 to a corporation, secured by equipment, due in monthly installments of $347 (principal and interest) to February 2000, with an interest rate of 24 percent.



    Subsequent to December 31, 1996 the Company borrowed an aggregate of $400,000 from certain of its employees. The terms of the loans provide for an annual interest rate of 14 percent payable monthly over the term of the loans and repayment of principal upon the earlier of the consumation by the Company of an initial public offering of its Common Stock or October 27, 1997.



    In February 1996, an action was brought against the Company arising out of a contract dispute between the Company and one of its customers. In August 1996, the Company made a partial settlement payment to such customer in the amount of $166,000, which was financed through additional borrowings under the Credit Facilities. Although the Company believed it had meritorious defenses to this dispute, counsel advised the Company that final judicial resolution of such matter could take several years. Consequently, in order to pursue the Offering in a timely manner, the Company made a strategic business decision to resolve this dispute and in November 1996 entered into a settlement agreement with such customer. Pursuant to such settlement agreement, the Company (i) paid such customer $300,000, which was financed through additional borrowings under the Credit Facilities, (ii) agreed to pay such customer an additional $450,000 on or before December 31, 1996 (which has been extended to March 15, 1997), which the Company intends to pay from a portion of the Offering Proceeds, and (iii) executed a note in the amount of $450,000, guaranteed by an irrevocable letter of credit, payable to such customer in quarterly installments of principal $112,500 and interest (10%) commencing March 15, 1997 and maturing on December 15, 1997, which the Company anticipates will come from operating income. In the event the Company does not satisfy its financial obligations under the settlement agreement as set forth in clauses (ii) and (iii) above by March 15, 1997, a judgment will be entered against the Company for $1.2 million. In such event, the Company will not receive credit towards such judgment amount for the initial $300,000 payment set forth in clause (i) above as a penalty for its failure to satisfy such financial obligations under the settlement agreement.



    The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to purchase inventory on a bulk basis. In addition, the $4.5 million Credit Facility expires on March 31, 1997. Such Credit Facility may be extended at the option of the Company to March 31, 1998. If the Company does not elect to extend the expiration date of the $4.5 million Credit Facility, it will be required to seek capital from alternate sources. There can be no assurance that such additional capital will be available on a timely basis and at acceptable terms, if at all.


    The contemplated repayment of indebtedness with the net proceeds of the Offering is expected to significantly improve the Company's liquidity by reducing the Company's interest expense, principal amount of the indebtedness required to be repaid in the future and insurance costs associated with international sales.

    As part of its growth strategy, the Company intends to pursue acquisitions of bulk inventories of aircraft parts. See "Business -- Business Strategy." Financing for such acquisitions will be provided from operations and from borrowings under the Credit Facilities. The Company may also issue additional debt and/or equity securities in connection with one or more of these acquisitions.

                                    BUSINESS

INTRODUCTION


    The Company is a supplier of new and overhauled aircraft parts to major commerical airlines worldwide. The Company locates, acquires and supplies parts for all major aircraft. Additionally, the Company engages in consignment and marketing agreements with major commerical airlines, distributors and OEMs which allow the Company to offer a wide range of parts for sale without certain risks and financing costs associated with owned inventory. Aircraft parts offered by the Company include those manufactured by Airbus, Boeing, General Electric, Lockheed, McDonnell Douglas, Pratt & Whitney and Rolls Royce. Sales have increased from $2.8 million in 1992 to $7.2 million in 1993, $16.4 million in 1994, $22.7 million in 1995 and $24.9 million in 1996. The 1995 sales amount included one significant sale of two whole aircraft for $6.5 million. If the opportunity exists, the Company may sell whole aircraft in the future.


INDUSTRY OVERVIEW AND TRENDS

    The worldwide aircraft parts market is highly fragmented and parts are supplied by many types of suppliers, including airlines, OEMs and numerous distributors, fixed base operators, FAA-certified facilities, traders and brokers. The Canaan Group Ltd., a management consulting firm specializing in the aircraft and aerospace industry, estimated that aircraft parts inventories valued at $45 billion existed in May 1995, with a carrying cost of $10 billion annually and that 80% of such inventories were owned by airlines. The Company believes that a portion of such inventory is available for marketing, consignment and purchase. The Company also believes that, based on other significant market trends, its target market will continue to grow.

    MARKET GROWTH. According to Boeing's 1996 Market Outlook, the worldwide fleet of commercial aircraft and cargo jet aircraft is expected to grow from 11,066 aircraft at the end of 1995 to 23,080 aircraft by 2015, representing a compound annual growth rate of 3.8%. Boeing estimates that revenue passenger miles will exceed 4 trillion by 2015, an increase from less than 2 trillion in 1995. The Company believes such increase in revenue passenger miles is an indication that aircraft will be flown more often and will need standard service checks more frequently. Additionally, the growth rate of revenue passenger miles for the international market will exceed the growth rate for the domestic market and the majority of the Company's sales are from foreign commercial airlines and foreign OEMs. The Company believes that these factors have resulted and will continue to result in increased demand for aircraft parts worldwide.

    REDUCTION IN AIRLINE INVENTORIES. Historically, airlines have controlled the majority of the aircraft parts inventory. Today, airlines are beginning to reduce the size of their parts inventories in an effort to reduce inventory carrying costs. These inventory reductions have increased reliance by airlines on aftermarket suppliers to provide parts that are difficult to obtain from manufacturers on a timely basis, if at all. Manufacturers' lead time for delivery of aircraft parts averages 30 to 60 days. As airlines continue to demand time responsive inventory procurement processes, responsibility for inventory storage and handling has shifted to suppliers such as the Company. The Company believes that its access to a large inventory of aircraft parts and its ability to deliver such parts to its customers quickly and at a preferred price enable it to provide the services sought by airlines in an effective manner.

    INCREASE IN CONSIGNMENT AND MARKETING BUSINESS. To reduce the high costs associated with excess aircraft parts inventory, many airlines are selling their parts inventories through consignment and marketing agreements with suppliers such as the Company. Such agreements enable an airline to distribute its inventory to a large number of prospective inventory buyers while enabling suppliers such as the Company to offer an extensive aircraft parts inventory to its customers with a relatively low capital cost.

    REDUCTION IN NUMBER OF SUPPLIERS. In an attempt to increase quality and service, reduce purchasing costs and streamline purchasing decisions, airlines have begun to form relationships with a few preferred suppliers. Over the last few years, airlines have begun to reduce the number of aircraft parts suppliers with which they do business. In each case to date where the Company had an established relationship with an airline, the Company was one of the parts suppliers selected. The Company believes that due to its focus on cultivating relationships with its customers and its reputation for service, quality and reliability, airlines will continue to select the Company as one of their preferred aircraft parts suppliers.

    INCREASED EMPHASIS ON TRACEABILITY. Regulatory agencies have increased documentation requirements for aircraft parts because of concern regarding unapproved parts. In order for suppliers to trace all aircraft parts back to their original source, suppliers have invested in sophisticated information systems technology. The Company has developed and intends to maintain and upgrade its information systems technology to ensure that all aircraft parts bought and sold by the Company comply with applicable regulatory requirements.

BUSINESS STRATEGY

    The Company's primary objectives are to be a leading quality supplier of aircraft parts to airlines worldwide and to increase income from its business through the application of a comprehensive business strategy combining various customer service, marketing, operating and growth objectives. The Company's marketing approach includes direct marketing to airlines and manufacturers, advertising in trade directories and attending industry trade shows and conferences. Although the Company concentrates the majority of its marketing efforts on commercial airlines servicing the passenger market, it also seeks to foster business from commercial airlines servicing the cargo market, as well as overhaul facilities and OEMs.

    CUSTOMER SERVICE.  The Company intends to continue to market and develop its
(i) access to an extensive aircraft parts inventory, (ii) ability to deliver parts quickly to customers at a preferred price, and (iii) emphasis on engineering and implementing creative solutions to locate and deliver hard-to-find aircraft parts. Additionally, the Company plans to continue to cultivate relationships with its customers to assure that it retains its position on its customers' preferred list of aircraft parts suppliers. The Company has historically incurred high levels of selling and administrative expenses, primarily travel and entertainment, associated with establishing and maintaining customer relationships. A key component of the Company's business strategy is to implement a program to effectively contain such expenses.


    EMPHASIS ON QUALITY. The Company will continue to emphasize its reputation for quality, including its track record of consistently meeting FAA regulations by maintaining and, if necessary, introducing safeguards to ensure the quality of its aircraft parts. In addition, in October 1996 the Company became a full distributor under the National Aerospace and Defense Contractors Accredidation Program of the Performance Review Institute. Such safeguards include employing two FAA-licensed Airframe and Powerplant Inspectors and contracting with two FAA-licensed Designated Airworthiness Representatives and an outside quality assurance consultant. Each of these specialists verifies the airworthiness of aircraft parts bought and sold by the Company.


    FOCUS ON MAJOR COMMERCIAL AIRLINES. The Company plans to continue targeting major commercial airlines worldwide, many of which are currently customers of the Company. Such airlines generally have larger aircraft fleets that generate a greater demand for aircraft parts than smaller airlines. Consequently, relationships with major commercial airlines enable the Company to expend fewer resources to generate comparable sales volume and corresponding revenue with margins of profitability comparable to sales to several smaller airlines.
Additionally, major commercial airlines typically have greater financial resources than smaller airlines, resulting in reduced credit risk to the Company and a greater likelihood of timely payment. The Company's relationships with major commercial airlines also provide the Company with increased access to such airlines' aircraft parts inventories, which are generally greater than those of smaller airlines.

    INCREASE ACCESS TO INVENTORY. The Company plans to increase its accessible inventory by (i) entering into new consignment and marketing agreements with airlines, manufacturers and overhaul facilities, (ii) bulk purchasing from airlines and manufacturers of aircraft parts, and (iii) purchasing large items, such as engines and whole aircraft, on an opportunistic basis. The Company will seek to secure aircraft parts where it believes demand is greater than supply. Presently, the Company believes that demand exceeds supply in the aircraft parts market for aircraft models ranging from five to thirty years old.


    GLOBAL EXPANSION. The Company's goal is to service customers domestically and worldwide, and to become a major aircraft parts supplier for the fastest-growing markets, particularly the Far East. For the year ended December 31, 1996, 62% of the Company's sales were to international customers. The Company plans to continue to take advantage of the growing international market through the use of its multilingual sales staff and by maintaining existing relationships and establishing new relationships in the following regions:
Pacific Rim/Far East/South Pacific, Europe, Latin/South America, Middle East/Africa and North America.


PRODUCTS AND SERVICES


    GENERAL. The Company is in the business of selling a broad range of aircraft parts from its owned inventory, on behalf of airlines and manufacturers pursuant to consignment and marketing agreements, and from inventory located from outside parties. For the year ended December 31, 1996, sales from Company-owned inventory, pursuant to consignment and marketing agreements, and pursuant to outside sourcing represented approximately 7%, 6% and 87%, respectively, of the Company's gross revenue. The Company's owned inventory turned approximately 0.3 times during 1996, or every 1,217 days. Inventory reserves are determined by analyzing the current and future demand for the Company-owned aircraft parts. The Company's access to an extensive inventory is a result of its worldwide relationships with airlines, manufacturers and suppliers of aircraft parts, numerous consignment and marketing agreements with airlines and manufacturers, and owned inventory of new and overhauled aircraft parts. The general categories of aircraft parts are as follows: (i) rotable;
(ii) repairable; and (iii) expendable.


    A rotable is a part which is removed periodically as dictated by an operator's maintenance procedures or on an as-needed basis and is typically repaired or overhauled and re-used an indefinite number of times. A subset of rotables is life-limited parts. A life-limited rotable has a designated number of allowable flight hours and/or cycles (one take-off and landing generally constitutes one cycle) after which it is rendered unusable.

    A repairable is similar to a rotable except that it can only be repaired a limited number of times before it must be discarded. Typically, rotables and repairables must be removed from an airplane and rebuilt or checked based upon the number of hours in flight. Rotables and repairables must be repaired at FAA-approved repair facilities.

    An expendable is generally a part which is used and not thereafter repaired for further use. Consequently, all expendable inventory is new. Expendable inventory cannot be used for less than its useful life and then transferred to a new airplane; once an expendable part is removed from an airplane, it must be discarded.


    Currently, the Company supplies aircraft parts for Boeing 737, 747, and 767 series, Airbus 300 series, McDonnell Douglas 80, DC and MD series aircraft. These aircraft parts represent a significant portion of the aircraft parts used by major airlines, which represent the majority of the Company's current customers. Although not required by the FAA to do so, the Company maintains on staff two FAA-licensed Airframe and Powerplant Inspectors and contracts with two FAA-licensed Designated Airworthiness Representatives, all of whom verify the airworthiness of aircraft parts bought and sold by the Company. The Company believes that its strict adherence to FAA and manufacturer guidelines has contributed to the Company's growth in customer base and revenues. The Company does not repair aircraft parts, and therefore is generally not subject to the risks associated with the repair business.

    Each sales person employed by the Company is responsible for making an appraisal of a particular aircraft part's value and makes such appraisal based on industry experience and practice after considering current manufacturers' list price, the condition of the part, the part's availability and lead time to manufacture the part. The Company carries its own inventory and also has access to a much larger pool of inventory pursuant to its consignment and marketing agreements. This gives the Company access to a broad assortment of aircraft parts which helps the Company meet rapid delivery requirements. The Company's return policy permits customers to return parts within 10 days of receipt.
Additionally, although the Company's payment terms are generally 30 days, extended payment terms up to 60 days are provided in certain circumstances.

    The Company's owned inventory and the inventory it holds on consignment is stored in the Company's Irvine, California warehouse; a party who has entered into a marketing agreement with the Company is responsible for storing the inventory to which the Company has access pursuant to such marketing agreement. All inventory is shipped to customers by the Company via national courier services to a customer's U.S. office or, if a customer does not have a U.S. office, to a representative of such customer located in the U.S. If an aircraft part sought by a customer exists in the Company's owned inventory or in inventory on consignment or inventory available through exclusive marketing agreements (together, the "Accessible Inventory"), such part is generally shipped to the customer the day the order is placed. The turn-around time is generally up to one week from the time the order is placed if the Company has to acquire a part from an outside party.

    The Company also from time to time, on an opportunistic basis, purchases for resale high price items, such as engines and whole aircraft.

    CLIENT SERVICES. Client services are conducted through the Company's Irvine-based multilingual direct sales force, as well as through its sales force in the Company's overseas offices whose primary responsibility is to sell aircraft parts and manage customers. Sales personnel travel extensively to develop strong personal relationships with the Company's customers, improve communications and remain current on regional market data. Salespeople are assigned to specific airlines and are supported by a group of regional agents who assist in countries such as Argentina, India, Indonesia, Israel, Malaysia, New Zealand, Philippines, Singapore and Turkey where local representation is critical to purchase order processing and timely payment. The Company also maintains a two-person office in London to coordinate European sales and support.

    Each sales representative is supported by additional personnel who research and locate parts ordered by the Company's customers. The Company's sales staff, through its knowledge of the industry and its relationships throughout the world, is able to engineer and implement creative solutions to locate and deliver hard-to-find aircraft parts, a quality that the Company believes sets it apart from its competitors.

    Upon the Company's receipt from a customer of a telephone or fax inquiry for a specific aircraft part, the Company first checks its owned inventory for availability of the part, then checks the Accessible Inventory. If the part is not owned or part of the Accessible Inventory, the Company will attempt to source the part through cultivated industry contacts or the Inventory Locator Service-TM- ("ILS"), a domestic, industry-wide database of aircraft parts. Even if the aircraft part is within the Company's owned or Accessible Inventory, the Company will assure that it is achieving full market value for each part sold by researching alternate sources for availability and competing prices for the part prior to quoting the end user.

    Management plans to continue to grow the core business of sourcing aircraft parts to end users, and to enhance the Company's relationships with existing customers. This should allow new relationships to grow and increase the exposure of its sales staff to the needs and desires of the customers. Coincident with the growth of the core business, additional marketing and consignment opportunities should continue to expand the Company's consignment and marketing business.

    CONSIGNMENT AND MARKETING BUSINESS. In addition to supplying parts from owned inventory, the Company also supplies parts through (i) consignment agreements, pursuant to which the Company takes actual possession of a vendor's inventory, and (ii) exclusive marketing agreements, pursuant to which the Company markets vendors' inventory which remains in the vendors' possession. Through consignment agreements or marketing agreements with an aircraft parts supplier such as the Company, customers, such as airlines and manufacturers, are able to distribute their aircraft parts to a larger number of prospective inventory buyers. This allows customers to maximize the value of their inventory while at the same time freeing up resources that can be focused on their core business. Consignment and marketing arrangements also enable the Company to offer for sale aircraft parts from a much larger inventory at minimal capital cost to the Company.


    When an inquiry is made with respect to a particular aircraft part, the Company will query its inventory databases for availability before researching market value. A party who has entered into a consignment or marketing agreement with the Company (the "Contract Party") typically establishes an asking price for each aircraft part subject to the agreement, but may allow the Company to lower such price to assure a sale. If the Company feels it must offer a part for below the price established by the Contract Party, it will first seek the Contract Party's permission. In most instances, the Contract Party has entered into the relationship with the Company because it believes the Company has the expertise necessary to attract the best price for each aircraft part. Further, the Company is paid a percentage of the sales price as compensation for its consignment and marketing services. Consequently, the Contract Party, understanding that the Company's own best interest is in achieving the highest price possible for the sale of the part, will usually give consideration to a recommendation by the Company to sell a particular aircraft part at a price below the Contract Party's established price.


    In the past, the Company conducted certain of its consignment sales activities through ADI Consignment Sales, Inc. ("ADICS"), a wholly-owned subsidiary of the Company. Pursuant to consignment arrangements, ADICS sold parts held on consignment to wholesalers of aircraft parts, including the Company. The Company has discontinued consignment sales through ADICS and intends to dissolve ADICS in the future and conduct its consignment sales activities directly through the Company. The Company has several consignment and marketing agreements with airlines and OEMs. No single consignment or marketing agreement is material to the Company as a whole.

    INVENTORY PURCHASES. The Company acquires aircraft parts by bidding on the inventory of (i) airlines that are eliminating certain portions of their parts inventory due to retirement of an aircraft type from their fleet, downsizing of operations or the dissolution of their businesses and (ii) OEMs and overhaul facilities who seek to sell excess inventory. Management believes that its primary source of aircraft parts for acquisition during the next few years will be from such purchases. The Company also purchases specific items from time to time, such as engines and whole aircraft, on an opportunistic basis.

SYSTEMS

    Due to concerns regarding unapproved aircraft parts, regulatory authorities have increased the level of documentation required for aircraft parts. This requirement has, in turn, been extended by end users to the suppliers of the parts. The sophistication required to track the history of an inventory consisting of thousands of aircraft parts is considerable and has required aircraft parts suppliers to invest significantly in information systems technology. The high cost of increased technology has made entry into and survival in the aircraft parts supply market increasingly difficult and expensive. However, the Company has previously invested in systems technology and intends to continue to maintain its information systems to allow it to effectively compete in the aircraft parts supply market.


    The most commonly used database available in the aircraft part supply industry is ILS. ILS is a service that assists in searching for and locating aircraft parts. Once a potential purchaser locates a part owned by the Company or available through the Company's Accessible Inventory, the purchaser contacts the Company to confirm price, condition and availability information. As of December 31,

1996, the Company listed approximately 252,000 items on ILS of which the Company owned approximately 53,000 with the remaining 199,000 constituting the Accessible Inventory. Additionally, ILS is one of the tools used by the Company to locate aircraft parts to which it does not have direct access.


    The Company also uses a software packages called Quick Quote-TM-. This computer database creates requests for quote sheets, quotations, sales orders, purchase orders, repair order and invoices. Quick Quote also provides extensive part number databases and inventory control. The system, specifically designed for the aircraft parts industry, is comprehensive and can originate and complete a transaction without additional software. The Company also uses advanced methods of electronic data exchange including Spec 2000, AIRS, BComm-TM-, and the Internet. The Company is currently in the initial development stage of creating a customized inventory identification and search system for the Internet. Further, the Company offers customers a remote link directly into the Company's databases to improve communications with each Contract Party.

COMPETITION

    The aircraft parts supply industry is highly competitive. The Company encounters substantial competition from (i) direct competitors such as The Ages Group, The Memphis Group, AAR Corp. and Aviation Sales Company and (ii) indirect competitors such as OEMs, which include aircraft manufacturers such as Boeing, Airbus and McDonnell Douglas, as well as component manufacturers such as Bendix, Menasco and Goodrich. Competition is generally based on availability of product, reputation, customer service, price and lead time. Although some of the Company's competitors have access to greater financial and other resources than the Company, the Company believes that by focusing on service, product integrity and the cultivation of relationships with customers worldwide, it is well equipped to compete effectively in its industry.

GOVERNMENT REGULATION

    Both domestic and foreign entities regulate products sold by the Company. The following discussion summarizes the required regulatory approvals and clearances relating to the Company's products and highlights the Company's specific efforts to conform to such requirements.

    The FAA is charged with regulating the manufacture, repair and operation of all aircraft and aircraft equipment operated within the United States. The FAA monitors safety by promulgating regulations regarding proper maintenance of aircraft and aircraft equipment. Similar regulations exist in foreign countries. All aircraft and aircraft equipment must be monitored on a continual basis and periodically inspected in order to ensure proper condition and maintenance. Regulatory agencies specify maintenance, repair and inspection procedures for aircraft and aircraft equipment. These procedures must be performed by certified technicians in approved repair facilities on set schedules. All parts must conform to prescribed regulations and be certified prior to installation on an aircraft. When necessary, the Company uses FAA and/or Joint Aviation Authority certified repair shops to repair or certify parts for distribution. Because regulations are subject to modification, the Company carefully monitors the FAA and industry trade organizations in order to assess any potentially adverse impact on the Company caused by changes in regulations applicable to its operations.

    Documentation of spare parts is of paramount importance in the aircraft parts industry. To ensure that all parts are properly documented and thus traceable to their original source, the Company requires that its suppliers comply with all documentation requirements set forth by regulatory agencies. Documentation may include: (i) an invoice or purchase order from an approved supplier, (ii) a "teardown" report noting actions taken during the last repair,
(iii) a signed maintenance release from a certified airline or repair facility that repaired the aircraft spare part and a statement from an inspector verifying that the part was repaired in accordance with proper workmanship, and using proper materials and methods.

EMPLOYEES


    As of January 31, 1997, the Company had 50 full-time and two part-time employees in the United States and two full-time employees in England. As of such date, the Company also had a total of six agents in Chile, India, Italy, Malaysia, New Zealand and Turkey. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.


FACILITIES


    As of January 31, 1997, the Company owned one facility at One Wrigley Drive, Irvine, California 92618, leased 5,000 square feet of additional warehouse space at 4 Autry, Irvine, California 92618 on a month-to-month basis (subject to termination upon 30-days notice) for $2,400 per month and leased a facility at 6 Market Street, Sleaford, Lincolnshire, England on a month-to-month basis for L588 per month. The Company's owned facility in Irvine, California houses the Company's corporate headquarters and consists of 16,000 square feet, 9,200 of which are used for warehouse space, with the remaining space used for sales administration and accounting offices. The Company's facility in England is used as a sales office. The Company believes that its facilities are adequately covered by insurance.



    The Company anticipates that an additional 20,000-25,000 square feet of warehouse space will be needed by August 1997 to accommodate new consignment and Company-owned inventory. The Company is currently in the process of locating such additional warehouse space.


LEGAL PROCEEDINGS

    The Company is involved in certain legal and administrative proceedings and threatened legal and administrative proceedings arising in the normal course of its business. While the outcome of such proceedings and threatened proceedings cannot be predicted with certainty, management believes the ultimate resolution of these matters individually or in the aggregate will not have a material adverse effect on the Company.

                                   MANAGEMENT


                   EXECUTIVE                          AGE                           TITLE
------------------------------------------------      ---      ------------------------------------------------
Osamah S. Bakhit                                          47   Chief Executive Officer, President and Director
Mark W. Ashton                                            46   Chief Financial Officer, Vice President, Finance
                                                                and Director
Jeffrey G. Ward                                           37   Executive Vice President
Dennis R. Lewis                                           54   Senior Vice President, Technical Operations
Victor Buendia                                            39   Vice President, Latin and South American Sales
Elizabeth Morgan                                          33   Vice President, Consignment and Domestic Sales
Laura M. Birgbauer                                        29   Chief Accounting Officer and Treasurer
Bruce H. Haglund                                          45   Secretary and Director
Daniel C. Lewis                                           47   Proposed Director
William T. Walker, Jr.                                    65   Proposed Director


    OSAMAH S. BAKHIT, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR. Mr. Bakhit has over 15 years of aircraft experience. Currently, Mr. Bakhit oversees the sales and operations of the Company. Prior to forming the Company in 1988, Mr. Bakhit was CEO of Bakhit Enterprises, a company that purchased heavy construction vehicles and material for General Enterprise Company. Mr. Bakhit worked for General Enterprise Company in Amman, Jordan, where he managed overall construction operations. His duties included supervising the construction of Queen Alia International Airport in Jordan. Mr. Bakhit has a B.S. in chemistry from the University of California, Irvine.

    MARK W. ASHTON, CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND DIRECTOR. Mr. Ashton has over 4 years of aircraft experience and over 18 years of general accounting and finance experience. Currently, Mr. Ashton oversees the Company's finance and accounting departments. Prior to joining the Company in 1996, Mr. Ashton was Controller/Chief Accounting Officer for Optical Science Company (1993-1996) and CR & R Inc. (1991-1993) where he oversaw accounting and finance reporting and developed and implemented state-of-the art software systems. Mr. Ashton has a B.S. in accounting/ finance from the University of Southern California/California State University, Fullerton and an M.B.A. from Pepperdine University.


    JEFFREY G. WARD, EXECUTIVE VICE PRESIDENT. Mr. Ward has over 15 years of aircraft experience and currently oversees and lends leadership to the extensive sales team at ADI. Prior to joining the Company in 1993, Mr. Ward was a sales representative for System Industries. He was a sales consultant to the aerospace industry with key accounts including the U.S. military and major aerospace manufacturers. Prior to System Industries, Mr. Ward was a sales representative for Eastman Kodak Company. Mr. Ward also served in the United States Marine Corps for seven years as a naval aviator. Mr. Ward has a B.A. in economics and german from University of Virginia.


    DENNIS R. LEWIS, SENIOR VICE PRESIDENT, TECHNICAL OPERATIONS. Mr. Lewis joined ADI in 1994, and currently oversees the technical operations and quality control of the Company. His 25 years of aviation experience includes serving as Vice President of Marketing and Business Planning for Royal Aerospace and Vice President of Operations and a pilot at Worldways Canada Ltd., where his duties included managing the maintenance facility. Mr. Lewis holds several aviation credentials, together with a technological diploma in mechanical engineering and a teaching degree with the North York Board of Education, Canada.

    VICTOR BUENDIA, VICE PRESIDENT, LATIN AND SOUTH AMERICAN SALES. Mr. Buendia has 4 years of aircraft experience. Mr. Buendia is responsible for all of the Company's major Latin America accounts. Prior to joining the Company in 1992, Mr. Buendia owned and operated his own business and brings valuable marketing, communication and sales skills to ADI.

    ELIZABETH MORGAN, VICE PRESIDENT, CONSIGNMENT AND DOMESTIC SALES. Ms. Morgan has 12 years of experience in aircraft parts sales. Ms. Morgan is responsible for the operations and sales of the Company's consignment sales. Prior to joining the Company in 1994, Ms. Morgan was the Director of Marketing for Pacific Airmotive, a division of UNC. In addition, Ms. Morgan has worked for several other companies in aircraft sales.

    LAURA M. BIRGBAUER, CHIEF ACCOUNTING OFFICER AND TREASURER. Ms. Birgbauer has over four years of public accounting experience and is a Certified Public Accountant. Currently, Ms. Birgbauer manages the Company's finance and accounting departments and is responsible for financial reporting and the Company's treasury. From 1991 to 1996, Ms. Birgbauer was an Experienced Senior Auditor for Arthur Andersen LLP, where she supervised audit engagements and prepared and reviewed financial reports. Ms. Birgbauer has a B.S. in accounting from the University of Southern California.

    BRUCE H. HAGLUND, SECRETARY AND DIRECTOR. Mr. Haglund has served as General Counsel of the Company since 1992 and has served as Secretary and a director of the Company from June 1996 to present. Since 1994, Mr. Haglund has been a partner in the law firm Gibson, Haglund & Johnson. Prior to 1994, Mr. Haglund was a principal in the law firm of Phillips, Haglund, Hadden & Jeffers. From 1984 to 1991, he was a partner at the law firm of Gibson & Haglund. Mr. Haglund is also the Secretary and a member of the Board of Directors of GB Foods Corporation and the Secretary of Metalclad Corporation, both public companies traded on the Nasdaq SmallCap Market. Mr. Haglund has a J.D. from the University of Utah College of Law.

    DANIEL C. LEWIS, PROPOSED DIRECTOR. Mr. Lewis currently serves as a Senior Vice President of Booz-Allen & Hamilton, Inc. ("Booz-Allen") where he heads the firm's worldwide engineering manufacturing businesses of aerospace, automotive and industrials. At Booz-Allen, Mr. Lewis is a member of the Commercial Leadership Team, Operating Council, and is a former Director of the company. Prior to joining Booz-Allen, Mr. Lewis was a materials manager in Warner-Lambert's consumer products group. Prior to Warner-Lambert, Mr. Lewis was with Sundstrand working in the machine tool and aerospace business. Mr. Lewis has a B.S. in industrial supervision and a B.A. in applied science from Purdue University and an M.B.A. from Fairleigh Dickinson University.

    WILLIAM T. WALKER, JR., PROPOSED DIRECTOR. Mr. Walker founded Walker Associates, a corporate finance consulting firm for investment banking, in 1985 and has participated in or been instrumental in completing over $250 million in public and private offerings since its inception. Prior to forming Walker Associates, Mr. Walker served as executive Vice President, Manager of Investment Banking, Member of the Board and Executive Committee and Chairman of the Underwriting Committee for Bateman Eichler Hill Richards, a New York Stock Exchange Member firm. Mr. Walker is also a member of the Board of Directors of Fortune Petroleum Corporation and Go-Video, Inc., both public companies traded on the American Stock Exchange. Mr. Walker attended Stanford University.

BOARD OF DIRECTORS

    The Board of Directors of the Company (the "Board of Directors") is currently comprised of Messrs. Bakhit, Ashton and Haglund. Prior to the consummation of the Offering, the Company intends to appoint Messrs. Lewis and Walker, each of whom are neither officers nor employees of the Company, as directors. The Company has three classes of directors which are elected for staggered terms of three years. The initial terms of each class expire at the annual meetings of stockholders in 1997 (Class I), 1998 (Class II) and 1999 (Class III). Mr. Haglund is a Class I director, Mr. Ashton is a Class II director and Mr. Bakhit is a Class III director.

    The Board of Directors has (i) an Audit Committee that is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors, and (ii) a Compensation Committee (the "Compensation Committee") that is responsible for reviewing and approving all compensation arrangements for officers of the Company, including compensation pursuant to the Executive Compensation Plan (as defined herein), and for administering the 1996 Stock Option Plan. See "Employment Agreements" and "Employee Benefit Plans -- 1996 Stock Option Plan."

DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Directors who are not employees of the Company will receive a fee of $1,000 for each board or committee meeting attended in person and a fee of $500 for each board or committee meeting attended via conference call. All directors are reimbursed for expenses incurred in connection with attendance at board or committee meetings.

EXECUTIVE COMPENSATION


    The following table sets forth compensation received in the year ended December 31, 1996 by (i) the Company's Chief Executive Officer and (ii) the Company's two other most highly compensated executive officers whose annualized salary plus bonus exceeded $100,000 (collectively, the "Named Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                                      ANNUAL COMPENSATION
                                                                          -------------------------------------------
                                                                                                        OTHER ANNUAL
                                                                                                        COMPENSATION
                 NAME AND PRINCIPAL POSITION                     YEAR      SALARY ($)      BONUS ($)         ($)
-------------------------------------------------------------  ---------  -------------  -------------  -------------
Osamah S. Bakhit                                                    1995          --(1)          --         21,000(2)
Chief Executive Officer and Director                                1996     116,000         49,000         41,200(2)
Jeffrey G. Ward                                                     1995     116,473         21,000             --
Executive Vice President                                            1996     181,482         15,000          --
Mark Ashton                                                         1995          --             --             --
Vice President, Finance, and Chief Financial Officer                1996      59,423(3)       --             --


------------------------
(1) Mr. Bakhit did not receive a salary for 1995, but did borrow $328,718 from the Company for personal use. See "Certain Transactions." In 1994, Mr. Bakhit received an annual salary of $106,000.


(2) Compensation consists of automobile lease payments and automobile insurance paid by the Company and certain other perquisites.



(3) Mr. Ashton's employment began June 3, 1996 and his compensation for 1996 represents the pro rata portion of his salary for the period June 3, 1996 to December 31, 1996. Mr. Ashton's annual base salary is $120,000. See "Employment Agreements."


EMPLOYMENT AGREEMENTS

    The Company has entered into an amended and restated employment agreement with Mr. Bakhit (the "Bakhit Agreement") pursuant to which Mr. Bakhit shall serve as the Chairman of the Board, Chief Executive Officer and President. The Bakhit Agreement provides for an annual base salary of $225,000. In addition, the Company shall provide Mr. Bakhit with an automobile allowance and all employee benefits established for Company employees. The Bakhit Agreement also provides Mr. Bakhit with incentive compensation under the Executive Incentive Compensation Plan (the "Executive Compensation Plan"), which provides for the contribution to a senior management bonus pool of 7.5% of the Company's earnings before taxes (not to exceed $250,000 annually), to be allocated in accordance with the determination of the Board of Directors. In addition, Mr. Bakhit is entitled to bonus compensation declared at the discretion of the independent members of the Board of Directors from time to time in an amount not to exceed two times Mr. Bakhit's annual base salary per calendar year. Under the Bakhit Agreement, Mr. Bakhit was granted an option to purchase 51,050 shares of Common Stock pursuant to the terms of the Company's 1996 Stock Plan (defined below) at an option price of $7 per share. This option vests six months after the closing of the Offering.

    The Bakhit Agreement contains nonsolicitation, noncompetition and confidentiality provisions, which provisions are tied to Mr. Bakhit remaining with the Company as a consultant upon certain events of termination. The Bakhit Agreement provides for an initial term expiring on December 31, 2001. However, the Bakhit Agreement will be automatically renewed for a new five-year term on its expiration date unless canceled upon 90 days written notice by the Company or by Mr. Bakhit or unless sooner terminated pursuant to the terms of the Bakhit Agreement.

    The Company has entered into an employment agreement with Mr. Ashton (the "Ashton Agreement") pursuant to which Mr. Ashton shall serve as the Company's Chief Financial Officer and Vice President, Finance. The Ashton Agreement provides for an annual base salary of $120,000. In addition, the Company shall provide Mr. Ashton all employee benefits established for Company employees. The Ashton Agreement also provides Mr. Ashton with incentive compensation under the Executive Compensation Plan in an amount to be determined by the Board of Directors. Under the Ashton Agreement, Mr. Ashton was granted an option to purchase 10,000 shares of Common Stock pursuant to the 1996 Stock Plan at an option price of $7 per share. This option vests ratably over a three-year period commencing six months after the closing of the Offering.

    The Ashton Agreement contains nonsolicitation and confidentiality provisions. The Ashton Agreement provides for an initial term expiring on December 31, 1999. However, the Ashton Agreement will be automatically renewed for a new three-year term on the expiration date unless canceled upon 90 days written notice by the Company or by Mr. Ashton or unless sooner terminated pursuant to the terms of the Ashton Agreement.

    The Company has entered into an employment agreement with Mr. Ward (the "Ward Agreement") pursuant to which Mr. Ward shall serve as the Company's Executive Vice President. The Ward Agreement provides for an annual base salary of $120,000. In addition, the Company shall provide Mr. Ward all employee benefits established for Company employees. The Ward Agreement also provides Mr. Ward with incentive compensation under the Executive Compensation Plan in an amount to be determined by the Board of Directors. Under the Ward Agreement, Mr. Ward was granted an option to purchase 15,000 shares of Common Stock pursuant to the 1996 Stock Plan at an option price of $7 per share. This option vests ratably over a three-year period commencing six months after the closing of the Offering. In addition, Mr. Ward is entitled to commission on sales to certain customers identified in the Ward Agreement equal to 1.25% of such sales.

    The Ward Agreement contains nonsolicitation and confidentiality provisions. The Ward Agreement provides for an initial term expiring on December 31, 1999. However, the Agreement will be automatically renewed for a new three-year term on the expiration date unless canceled upon 90 days written notice by the Company or by Mr. Ward or unless sooner terminated pursuant to the terms of the Ward Agreement.

EMPLOYEE BENEFIT PLANS

                              THE 1996 STOCK PLAN

    On July 10, 1996, the Board of Directors adopted, and the then stockholder approved, the Aviation Distributors Incorporated 1996 Stock Option and Incentive Plan (the "1996 Stock Plan"), which provides for the grant of various types of stock-based compensation to non-employee directors, selected employees and independent contractors of the Company and its subsidiaries. The 1996 Stock Plan provides for the issuance of a maximum of 264,500 shares of Common Stock pursuant to awards under the 1996 Stock Plan.

    The purposes of the 1996 Stock Plan are to promote the success of the Company's business by providing incentives to those non-employee directors, employees and independent contractors who are or will be responsible for such success; to facilitate the ownership of Common Stock by such individuals, thereby increasing their proprietary interests in the Company's business; and to assist the Company in attracting and retaining non-employee directors, employees and independent contractors with experience and ability.

    The 1996 Stock Plan is designed to comply with the requirements of Regulation G (12 C.F.R. Section207), the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act. The summary that follows is subject to the actual terms of the 1996 Stock Plan.

    The 1996 Stock Plan provides for the granting of stock options ("Options"), including incentive stock options ("ISOs") and non-qualified stock options ("NSOs"). Options granted under the 1996 Stock Plan may be accompanied by stock appreciation rights ("SARs") or limited stock appreciation rights ("LSARs"), or both ("Rights"). Rights may also be granted independently of Options. The Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents and other stock- and cash-based awards. The 1996 Stock Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the plan administrator. All awards will be evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto.

PLAN ADMINISTRATION

    The 1996 Stock Plan is administered by the Board of Directors, and from and after the consumation of the Offering, will be administered by the Compensation Committee, the composition of which will at all times satisfy the provisions of Rule 16b-3 (such Board or committee sometimes referred to herein as the "Plan Administrator"). Members of the Compensation Committee are not entitled to receive remuneration for administering the 1996 Stock Plan. The 1996 Stock Plan provides that no member of the Board of Directors or the Compensation Committee will be liable for any action or determination taken or made in good faith with respect to the 1996 Stock Plan or any Option, Right, Restricted Award or other award granted thereunder.

    Subject to the terms of the 1996 Stock Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control of the Company on such awards.

SHARES SUBJECT TO THE 1996 STOCK PLAN

    The 264,500 shares reserved for issuance under the 1996 Stock Plan may be authorized but unissued shares of Common Stock or shares which have or may be reacquired by the Company in the open market, in private transactions or otherwise. Generally speaking, shares subject to an award which is forfeited, cancelled, exchanged, surrendered or terminated, without distribution of the shares subject thereto, will again be available for issuance under the 1996 Stock Plan.

    The 1996 Stock Plan provides that, in the event of changes in the Common Stock by reason of a merger, reorganization, recapitalization, common stock dividend, stock split or similar change, the Plan Administrator will make appropriate adjustments in the aggregate number of shares available for issuance under the 1996 Stock Plan, the purchase price to be paid or the number of shares issuable upon the exercise thereafter of any Option previously granted and in the purchase price to be paid or the number of shares issuable pursuant to other awards. The Plan Administrator will have the discretion to make other appropriate adjustments to awards to prevent dilution of shares or other devaluations of such awards.

ELIGIBILITY

    Discretionary grants of Options, Rights, Restricted Awards and dividend equivalents, and loans in connection therewith may be made to any non-employee director, employee or any independent contractor of the Company or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the 1996 Stock Plan, consistent with the purposes of the Plan; provided that, ISOs may only be granted to employees of the Company and its subsidiaries and affiliates which have participants in the 1996 Stock Plan.

EXERCISE OF OPTIONS

    Options will vest and become exercisable over the exercise period, at such times and upon such conditions as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within ten years from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements will contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a change in control of the Company. In addition to the terms and conditions governing NSOs, ISOs awarded under the 1996 Stock Plan must comply with the requirements set forth in Section 422 of the Code.

    The purchase price of Common Stock subject to the exercise of an Option will be as determined by the Plan Administrator and may be adjusted in accordance with the antidilution provisions described in "Shares Subject to the 1996 Stock Plan," above. Upon the exercise of any Option, the purchase price may be fully paid in cash, by delivery of Common Stock previously owned by the optionee equal in value to the exercise price, by means of a loan from the Company, or by having shares of Common Stock with a fair market value (on the date of exercise), equal to the exercise price withheld by the Company or sold by a broker-dealer under qualifying circumstances (or in any combination of the foregoing).

STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

    Unless the Plan Administrator determines otherwise, a SAR or LSAR (1) granted in tandem with an NSO may be granted at the time of grant of the related NSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. A SAR will be exercisable only to the extent the underlying Option is exercisable.

    Upon exercise of a SAR the grantee will receive, with respect to each share subject thereto, an amount equal in value to the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an Option will be the exercise price of the underlying Option, and in the case of any other SAR will be the price determined by the Plan Administrator).

    Upon exercise of a LSAR, the grantee will receive, with respect to each share subject thereto, automatically upon the occurrence of a change in control of the Company, an amount equal in value to the excess of (1) the change in control price (which in the case of a LSAR granted in tandem with an ISO will be the fair market value) of one share of Common Stock on the date of such change in control over (2) the grant price of the LSAR (which in the case of a LSAR granted in tandem with an Option will be the exercise price of the underlying Option, and which in the case of any other LSAR will be the price determined by the Plan Administrator). In the case of a LSAR granted to a participant, however, who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a "Section 16 Individual"), such Section 16 Individual will only be entitled to receive such amount if the LSAR has been outstanding for at least six (6) months as of the date of the change in control.

    With respect to SARs and LSARs that are granted in tandem with Options, each such SAR and LSAR will terminate upon the termination or exercise of the pertinent portion of the related Option, and the pertinent portion of the related Option will terminate upon the exercise of any such SAR or LSAR.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

    A Restricted Stock award is an award of Common Stock subject to such restrictions on transferability and other restrictions as the Plan Administrator may impose at the date of grant or thereafter. Restrictions on shares may lapse at such times, under such circumstances or otherwise, as determined by the Board of Directors or the Compensation Committee. Unless an Award Agreement provides otherwise, a Restricted Stock recipient will have all of the rights of a shareholder during the restriction period including the right to vote Restricted Stock and the right to receive dividends.

    If the recipient of an award of Restricted Stock terminates employment with or service to the Company during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends or dividend equivalents that are at that time still subject to restrictions will be forfeited (unless the Plan Administrator has provided otherwise in an Award Agreement).

    Recipients of Restricted Stock Units will receive cash or shares of Common Stock, as determined by the Plan Administrator, upon expiration of the deferral period specified for such Restricted Stock Units in the related Award Agreement. Restricted Stock Units may also be subject to such restrictions as the Plan Administrator imposes at the time of grant or thereafter, which restrictions may lapse at the expiration of the deferral period (or at an earlier or later time in the Plan Administrator's discretion).

    Upon termination of employment with or service to the Company during any applicable deferral period to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of cash or Common Stock pursuant to a Restricted Stock Unit award, all such units that are subject to deferral or restriction will be forfeited (unless the applicable Award Agreement or the Plan Administrator provides otherwise).

DIVIDEND EQUIVALENTS

    Dividend equivalents may be granted which relate to Options, Rights or other awards under the 1996 Stock Plan, or may be granted as freestanding awards. The Board of Directors or the Compensation Committee may provide, at the grant date or thereafter, that dividend equivalents will be paid or distributed to an awardee when accrued with respect to Options, Rights or other awards under the 1996 Stock Plan, or will be deemed to have been reinvested in additional shares of Common Stock (or such other investment vehicles as the Plan Administrator may specify). Dividend equivalents which are not freestanding will be subject to all conditions and restrictions applicable to the underlying awards to which they relate.

OTHER STOCK- OR CASH-BASED AWARDS

    The Plan Administrator may grant Common Stock as a bonus or in lieu of Company commitments to pay cash under other plans or compensatory arrangements of the Company. The Board of Directors and the Compensation Committee may also grant other stock- or cash-based awards as an element of or supplement to any other award under the 1996 Stock Plan. Such awards may be granted with value and payment contingent upon the attainment of specified individual or Company (or subsidiary) financial goals, or upon any other factors designated by the Plan Administrator. The Plan Administrator may determine the terms and conditions of such awards at the date of grant or thereafter.

AMENDMENT; TERMINATION

    The Board of Directors or the Compensation Committee may terminate or amend the 1996 Stock Plan at any time, except that stockholder approval is required for any amendment which (i) increases the maximum number of shares of Common Stock which may be issued under the 1996 Stock Plan (except for adjustments made to prevent share dilutions and award devaluations), (ii) changes the class of individuals eligible to participate in the 1996 Stock Plan, or (iii) extends the term of the 1996 Stock Plan or the period during which any Option, Right, Restricted Award or other award may be granted or any Option or Right may be exercised; but such approval is needed only to the extent required by Rule 16b-3 with respect to the material amendment of any employee benefit plan maintained by the Company. Termination or amendment of the 1996 Stock Plan will not affect previously granted Options, Rights, Restricted Awards or other grants, which will continue in effect in accordance with their terms.

PAYMENT OF TAXES

    The Company is authorized to withhold from any award granted, any payment relating to an award under the 1996 Stock Plan (including from a distribution of Common Stock), or any other payment to a grantee, amounts of withholding and other taxes due in connection with the award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the award. This authority includes the right to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a grantee's tax obligations.

CERTAIN FEDERAL INCOME TAX EFFECTS

    The following discussion of certain relevant federal income tax effects applicable to Options, Rights, Restricted Awards and dividend equivalents granted under the 1996 Stock Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Holders of NSOs, ISOs, Rights and dividend equivalents should consult their tax advisors before realization of any such awards, and holders of Common Stock pursuant to awards hereunder should consult their tax advisors before disposing of any shares of Common Stock acquired pursuant to such awards. Section 16 Individuals should note that somewhat different rules than those described below may apply to them.

    NON-QUALIFIED STOCK OPTIONS

    A participant will generally not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO, the participant will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the Option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

    If shares acquired upon exercise of a NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such Common Stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the Common Stock is a capital asset of the participant) depending upon whether the Common Stock has been held for more than one year after such date.

    INCENTIVE STOCK OPTIONS

    A participant will not be taxed upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See "Certain Federal Income Tax Effects -- Non-qualified Stock Options," above.)

    If shares acquired pursuant to a timely exercised ISO are later disposed of, the participant will, except as noted below with respect to a "disqualifying disposition," recognize long-term capital gain or loss (if the Common Stock is a capital asset of the employee) equal to the difference between the amount realized upon such sale and the Option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such Common Stock by the participant.

    If, however, a participant disposes of shares acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the Option exercise price, and (ii) if the Common Stock is a capital asset of the participant, any additional gain recognized by the participant will be taxed as short-term or long-term capital gain. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income. Any capital gain recognized by the participant will be long-term capital gain if the participant's holding period for the shares at the time of disposition is more than one year; otherwise it will be short-term.

    The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the Option price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

    EXERCISE WITH SHARES

    According to a published ruling of the Internal Revenue Service, a participant who pays the Option price upon exercise of a NSO, in whole or in part, by delivering shares of Common Stock already owned by him will recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for NSOs. (See "Certain Federal Income Tax Effects -- Non-qualified Stock Options," above.) With respect to shares acquired upon exercise which are equal in number to the shares surrendered, the basis of such shares will be equal to the basis of the shares surrendered, and the holding period of the shares acquired will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date which governs the determination of the participant's ordinary income, and the holding period for such additional shares will commence on such date.

    The Treasury Department has issued proposed regulations that, if adopted in their current form, would appear to provide for the following rules with respect to the exercise of an ISO by surrender of previously owned shares of corporation stock. If the shares surrendered in payment of the exercise price of an ISO are "statutory option stock" (including stock acquired pursuant to the exercise of an ISO) and if the surrender constitutes a "disqualifying disposition" (as would be the case, for example, if, in satisfaction of the Option exercise price, the Company withholds shares which would otherwise be delivered to the participant), any gain realized on such transfer will be taxable to the optionee, as discussed above. Otherwise, when shares of the Company's stock are surrendered upon exercise of an ISO, in general, (i) no gain or loss will be recognized as a result of the exchange, (ii) the number of shares received that is equal in number to the shares surrendered will have a basis equal to the shares surrendered and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period that begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

    RIGHTS

    A grant of SARs or LSARs has no federal income tax consequences at the time of such grant. Upon the exercise of SARs or LSARs (other than a Free Standing
LSAR), the amount of any cash and the fair market value as of the date of exercise of any shares of Common Stock received is taxable to the participant as ordinary income. With respect to a Free Standing LSAR, however, a recipient should be required to include as taxable ordinary income on the change in control date an amount equal to the amount of cash that could be received upon the exercise of the LSAR, even if the LSAR is not exercised until a date subsequent to the change in control date. The Company will generally be entitled to a deduction at the same time and equal to the amount included in the participant's income. Upon the sale of the shares acquired by the exercise of SARs or LSARs, participants will recognize capital gain or loss (assuming such Common Stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of the Common Stock on the date that governs the determination of the participant's ordinary income.

    RESTRICTED AWARDS

    In the case of a Restricted Award, a participant generally will not be taxed upon the grant of such an award, but, rather, the participant will recognize ordinary income in an amount equal to (i) the fair market value of Common Stock at the time the shares become transferable or are otherwise no longer subject to a substantial risk of forfeiture (as defined in the Code), minus (ii) the price, if any, paid by the participant to purchase such Common Stock. The Company will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income. However, a participant may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse. The Company will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by the participant. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the participant for the forfeited shares, and the Company will be deemed to recognize ordinary income equal to the amount of the deduction allowed to the Company at the time of the election in respect of such forfeited shares.

    DIVIDEND EQUIVALENTS

    A participant will not be taxed upon the grant of a dividend equivalent, but will instead recognize ordinary income in an amount equal to the value of the dividend equivalent at the time the dividend equivalent becomes payable to the participant. The Company will be entitled to a deduction at such time and in such amount as the participant recognizes ordinary income with respect to the dividend equivalent.

                            1996 STOCK PLAN BENEFITS

    On July 16, 1996, the Board of Directors approved grants of Options to 34 non-employee directors, employees and independent contractors of the Company at an exercise price of $7 per share, which was equal to the median value of the estimated range of the initial public offering price of the Common Stock on the date of grant. The following table provides information with respect to certain of such Option grants. The size of any future grants to be made to individuals named or described in the table cannot yet be determined.

                   NAME AND POSITION                                          OPTIONS GRANTED
--------------------------------------------------------  --------------------------------------------------------
Osamah S. Bakhit                                                                   51,050
Chief Executive Officer and Director
Jeffrey G. Ward                                                                    15,000
Executive Vice President
Dennis R. Lewis                                                                      0
Senior Vice President, Technical Operations
Executive Officer Group                                                            76,050
Non-Executive Director Group                                                       10,000
Non-Executive Officer Employee Group                                               63,950

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Delaware General Corporation Law ("GCL") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors and officers liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

    The Company's indemnification agreements with each of its officers, directors and key employees contain provisions which are in some respects broader than the specific indemnification provisions contained in the GCL. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors of officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them, as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At present, the Company is not aware of any pending litigation involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


    In January 1997, the Company borrowed an aggregate of $400,000 from Mr. Ashton, Mr. Bakhit, Jim Gaulet, Steve Hayer, Elizabeth Morgan, Magda Reichenberg, Leza Ann Waner and Mr. Ward, each an employee of the Company for working capital (the "Employee Loans"). The Employee Loans bear an annual interest rate of 14 percent, payable monthly, and mature on the earlier of October 27, 1997 or the date the Company consummates an initial public offering of its Common Stock. The Company expects to repay the $400,000 principal amount outstanding on the Employee Loans with a portion of the proceeds from the Offering. See "Use of Proceeds."



    The Company loaned $328,718 to Mr. Bakhit for personal use in December 1995. As of December 31, 1996, $328,718 principal amount was outstanding on the loan. The loan is payable in quarterly principal installments of approximately $82,180 beginning March 1, 1997 and continuing through December 1, 1997. The loan bears an annual interest rate of 6 percent. Interest on the unpaid principal balance through December 30, 1996 is due and payable on December 30, 1996 and has been paid by Mr. Bakhit; thereafter, interest is payable quarterly beginning March 1, 1997 and continuing through December 1, 1997 when all accrued and unpaid interest is due and payable.



    The Company loaned Mr. Bakhit $80,000 for personal use in December 1996. As of December 31, 1996, $80,000 principal amount was outstanding on the loan. The loan is payable in quarterly installments of $20,000 beginning March 1, 1997 and continuing through December 1, 1997. The loan bears an annual interest rate of 6 percent and is payable quarterly beginning March 1, 1997 and continuing through December 1, 1997 when all accrued and unpaid interest is due and payable. The Company does not intend to make any further loans to its directors and executive officers. In addition, after consummation of the Offering, management intends to submit to the Board of Directors a formal policy limiting loans and advances to and guarantees of debt of directors and executive officers.


    Mr. Bakhit and his wife have personally guaranteed the Credit Facilities with Far East Bank. Far East Bank has indicated orally that it will consider terminating such guarantee following consummation of the Offering.

    Pursuant to an Aircraft Purchase Agreement dated January 6, 1995 between the Company and Air China Group Import and Export Trading Company ("Air China"), as amended (the "Purchase Agreement"), the Company purchased two whole Boeing
707-320C aircraft (the "Aircraft") from Air China for an aggregate purchase price of $5,500,000. The Company financed the purchase through a term loan with State Street Bank.


    Pursuant to an Aircraft Purchase Agreement dated August 8, 1995 (the "Sales Agreement") between the Company and Alia-The Royal Jordanian Airline ("RJ"), the Company sold two whole aircraft and four Pratt & Whitney JT3D-7 aircraft engines to RJ for an aggregate sale price of $7,980,000 financed by RJ through a revolving letter of credit with the Housing Bank of Jordan payable in 48 monthly installments of $166,250.


    The Company expects that transactions between the Company and its officers, directors and affiliated persons in the future, if any, will be on terms as favorable to the Company as such terms would be if negotiated between the Company and persons unaffiliated with its officers, directors or affiliated persons.

                       PRINCIPAL AND SELLING STOCKHOLDER



    The Selling Stockholder has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase an aggregate of up to 90,000 shares of Common Stock, at the Price to the Public, less Underwriting Discounts and Commissions, set forth on the cover page of this Prospectus, to cover over-allotments, if any. The following table and the notes thereto set forth information, as of the date of this Prospectus, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of
1934) of the Company's equity securities by the Principal and Selling Stockholder and the Company's directors and executive officers as a group:



                                          BENEFICIAL OWNERSHIP     NUMBER OF SHARES    BENEFICIAL OWNERSHIP
                                             OF COMMON STOCK       OF COMMON STOCK        OF COMMON STOCK
                                        PRIOR TO THE OFFERING(1)      TO BE SOLD       AFTER THE OFFERING(2)
                                        -------------------------  ----------------  -------------------------
      NAME OF BENEFICIAL OWNERS           NUMBER       PERCENT          NUMBER         NUMBER       PERCENT
--------------------------------------  -----------  ------------  ----------------  -----------  ------------
Osamah S. Bakhit (3)..................    1,785,000         100%          --           1,785,000          60%
All directors and executive officers
 as a group (4 persons)...............    1,785,000         100%          --           1,785,000          60%


------------------------


(1) Does not include Common Stock that may be purchased pursuant to the exercise of Options granted to Mr. Bakhit and to other directors and executive officers. See "Management -- Employee Benefit Plans -- 1996 Stock Plan Benefits."



(2) Assumes that the over-allotment option is not exercised. If the Underwriters exercise the over-allotment option granted by Mr. Bakhit, the number of shares held by Mr. Bakhit and all directors and officers as a group will be reduced to 1,695,000 or 55%.



(3) The mailing address of Mr. Bakhit is c/o Aviation Distributors Incorporated, One Wrigley Drive, Irvine, California 92618. Mr. Bakhit is the Chief Executive Officer, President and a director of the Company.


                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of the Offering, the Company will have 2,985,000 shares of Common Stock outstanding. Of these shares, the 1,200,000 shares sold by the Company in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company (as that term is defined below). Any such affiliate will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 1,785,000 shares of Common Stock (1,685,000 shares of Common Stock if the over-allotment option is exercised) outstanding are "restricted securities" for purposes of Rule 144 and are held by Mr. Bakhit, who is considered an "affiliate" of the Company within the meaning of Rule 144. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Rule 144 or Rule 701.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the outstanding shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an "affiliate" of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the volume, manner of sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors before the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons, including the 1996 Stock Plan. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. Such securities will be subject, however, to any lockup agreements related to such securities.


    The Company and Mr. Bakhit have entered into a lock-up agreement with CRI, pursuant to which the Company and Mr. Bakhit have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or
(ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of CRI, for a period of 180 days after the date of this Prospectus, with respect to the Company, and a period of 365 days after the date of this Prospectus, with respect to Mr. Bakhit; provided that, in the event the over-allotment option granted by Mr. Bakhit is not exercised by the Underwriters, Mr. Bakhit will be permitted to make a bonafide pledge of certain shares of Common Stock to secure borrowings that are recourse to Mr. Bakhit and are incurred by Mr. Bakhit to repay indebtedness owed by Mr. Bakhit to the Company (provided that such pledgee agrees to be bound by the terms of such lock-up agreement). See "Certain Transactions."


    Prior to the Offering, there has been no public market for the Common Stock. No predictions can be made as to the effect, if any, that future sales of shares of Common Stock, and options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Risk Factors -- Future Sales by Principal Stockholder; Shares Eligible for Future Sale."

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws ("Bylaws") is a summary and is qualified in its entirety by the provisions of the Certificate and Bylaws, copies of which have been filed as exhibits to the Registration Statement.

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value, and 3,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

    Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The transfer agent for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

    The Board of Directors, without further action by the stockholders, may issue shares of the Preferred Stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of Preferred Stock. The Board of Directors, without further stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. No shares of Preferred Stock presently are outstanding and the Company currently has no plans to issue shares of Preferred Stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock.

CERTAIN CORPORATE PROVISIONS

    Upon the consummation of this Offering, the Company will be subject to the provisions of Section 203 of the GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging under certain circumstances in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (ii) the stockholder owned more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation
(excluding   shares  held  by  the  interested  stockholder)  at  a  meeting  of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, (i) owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    Although the Company is a Delaware corporation, under Section 2115 of the California Corporations Code, certain provisions of the California Corporations Code may apply to the Company because of the residence of the Company's stockholders and the extent of its business operations and assets in California. These provisions include, among others, those pertaining to cumulative voting, enforcement of certain rights by the California Attorney General, the directors' standard of care, certain requirements for annual election and removal of directors, limitations on sales of assets and mergers and stockholders' right to inspect and copy the Company's stockholder's list. Certain of such provisions may delay or prevent a change of control of the Company.

    The Company's Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay or prevent a change of control of the Company. These provisions include (a) the classification of the Board of Directors into three classes, each class serving for staggered three years term, subject to removal by the stockholders of the Company with or without clause; (b) a provision that stockholder action may be taken only at stockholder meetings; (c) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (d) a provision that a vote of not less than two-thirds of the outstanding shares entitled to vote thereon is required for an amendment to the Bylaws and to amend provisions of the Certificate relating to (i) the classification of the Board of Directors,
(ii) the calling of special stockholder meetings and (iii) the amendment of the Bylaws; and (e) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings. See also "Risk Factors -- Control by Principal Stockholder."

    The Certificate provides  that the Company  is subject to  the provision  of
Section 302 of the GCL. In general, this statute allows any court of equitable jurisdiction in the State of Delaware, upon proper application by the Company or any of its creditors or stockholders, to order a meeting of creditors or stockholders whenever a compromise or arrangement is proposed between the Company and its creditors or the Company and its stockholders. Any compromise, arrangement or reorganization of the Company that is approved by a majority in number representing three-fourths in value of the creditors or stockholders, as the case may be, and sanctioned by the court to which the application was made shall be binding on all of the creditors or stockholders, as the case may be, and the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom CRI is acting as Representative, have severally agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:


UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Cruttenden Roth Incorporated...............................................

                                                                             -----------------
    Total..................................................................        1,200,000
                                                                             -----------------
                                                                             -----------------


    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions, and letters from the Company and its respective counsel and the Company's independent certified public accountants. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased.

    The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of
$       per share. The  Underwriters may  allow, and such  selected dealers  may reallow, a discount not in excess of $ per share to certain brokers and dealers. After the initial public offering of the shares, the public offering price and other selling terms may be changed by the Representative. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


    The Company and the Selling Stockholder have granted an option to the Underwriters, exercisable for a period of 45 days after the date of this Prospectus, to purchase up to an additional 90,000 shares and 90,000 shares, respectively, of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of Common Stock in approximately the same proportion as set forth in the above table.



    The Company has agreed to issue to the Representative, for a total of $120, warrants (the "Representative's Warrants") to purchase up to 120,000 shares of Common Stock at an exercise price per share equal to 135% of the initial public offering price. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The holders of the Representative's Warrants will have no voting, dividend, or other stockholder rights until the Representative's Warrants are exercised. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants under the Securities Act.


    The Company has agreed to pay the Representative a non-accountable expense allowance equal to 3% of the aggregate Price to Public (including with respect to shares of Common Stock underlying the over-allotment option, if and to the extent it is exercised) set forth on the front cover of this Prospectus for expenses in connection with this offering, of which the sum of $30,000 has been paid. The Representative's expenses in excess of such allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be compensation to the Representative.

    The Representative has advised the Company that it does not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts controlled by the Underwriters.

    Prior to this offering, there has been no established trading market for the Common Stock. Consequently, the initial public offering price for the Common Stock offered hereby has been determined by negotiation among the Company and the Representative. Among the factors considered in such negotiations were the preliminary demand for the Common Stock, the prevailing market and economic conditions, the Company's results of operations, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses, the current condition of the markets in which the Company operates, and other factors deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                    EXPERTS


    The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such registration statement and the exhibits and schedules thereto. For further information with respect to the Company or such Common Stock, reference is made to such registration statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to such registration statement. Such registration statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and at the following regional offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                          AVIATION DISTRIBUTORS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants..............................................         F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................         F-3
Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and
 1996.................................................................................         F-4
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1994,
 1995 and 1996........................................................................         F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996.................................................................................         F-6
Notes to Consolidated Financial Statements............................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
Aviation Distributors, Inc.:


    We have audited the accompanying consolidated balance sheets of AVIATION DISTRIBUTORS, INC. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Distributors, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Orange County, California
February 12, 1997

                          AVIATION DISTRIBUTORS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS


                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                               1996
                                                                                 1995       -----------
                                                                             ------------
CURRENT ASSETS:
  Cash and cash equivalents................................................  $    867,721   $    16,985
  Restricted cash..........................................................       301,175        63,458
  Accounts receivable, net of allowance for doubtful accounts of $48,607
   and $150,000 at December 31, 1995 and 1996, respectively................     4,437,112     5,815,681
  Other receivables........................................................       141,287        66,251
  Inventories..............................................................     2,209,262     3,704,911
  Current portion of notes receivable......................................     1,466,224     1,615,528
  Current portion of notes receivable from officer.........................        65,744       408,718
  Deferred tax asset.......................................................        52,826       537,000
  Prepaid expenses.........................................................        51,700        69,724
                                                                             ------------   -----------
    Total current assets...................................................     9,593,051    12,298,256
                                                                             ------------   -----------
PROPERTY AND EQUIPMENT                                                          1,663,378     1,784,853
  Less -- Accumulated depreciation.........................................       170,140       278,686
                                                                             ------------   -----------
                                                                                1,493,238     1,506,167
                                                                             ------------   -----------
Notes receivable, net of current portion...................................     4,674,491     3,056,855
Notes receivable from officer, net of current portion......................       262,974       --
Other assets...............................................................        19,131       246,596
                                                                             ------------   -----------
                                                                                4,956,596     3,303,451
                                                                             ------------   -----------
                                                                             $ 16,042,885   $17,107,874
                                                                             ------------   -----------
                                                                             ------------   -----------
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Checks issued not yet presented for payment..............................  $    574,888   $   935,440
  Accounts payable.........................................................     2,185,188     2,590,222
  Accrued liabilities......................................................       370,833       226,510
  Income tax payable.......................................................       --            553,000
  Lines of credit..........................................................     4,667,784     5,583,475
  Current portion of long-term debt........................................     1,815,220     2,661,540
  Current portion of capital lease obligations.............................        26,178        18,867
                                                                             ------------   -----------
    Total current liabilities..............................................     9,640,091    12,569,054
                                                                             ------------   -----------
Long-term debt, net of current portion.....................................     6,168,356     3,985,205
                                                                             ------------   -----------
Capital lease obligations, net of current portion..........................        53,240        34,372
                                                                             ------------   -----------
Deferred tax liability.....................................................        28,192        51,000
                                                                             ------------   -----------
STOCKHOLDER'S EQUITY:
  Preferred stock, par value of $.01, 3,000,000 shares authorized; none
   issued and outstanding..................................................       --            --
  Common stock, par value of $.01, 10,000,000 shares authorized; 1,785,000
   shares issued and outstanding...........................................        17,850        17,850
  Additional paid in capital...............................................       389,150       389,150
  Retained earnings (deficit)..............................................      (253,994)       61,243
                                                                             ------------   -----------
    Total stockholder's equity.............................................       153,006       468,243
                                                                             ------------   -----------
                                                                             $ 16,042,885   $17,107,874
                                                                             ------------   -----------
                                                                             ------------   -----------


   The accompanying notes are an integral part of these consolidated balance sheets.

                          AVIATION DISTRIBUTORS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                                                        1996
                                                                        1994            1995       --------------
                                                                   --------------  --------------
DISTRIBUTED SERVICES AND INVENTORY SALES.........................  $   13,530,167  $   21,544,983  $   23,313,484
NET SALES ON CONSIGNMENT AND MARKETING AGREEMENTS................       2,838,800       1,107,327       1,557,843
                                                                   --------------  --------------  --------------
TOTAL NET SALES..................................................      16,368,967      22,652,310      24,871,327
COST OF SALES....................................................      11,809,104      18,679,924      18,162,412
                                                                   --------------  --------------  --------------
    Gross profit.................................................       4,559,863       3,972,386       6,708,915
LEGAL SETTLEMENT EXPENSE.........................................        --              --             1,375,000
SELLING AND ADMINISTRATIVE EXPENSES..............................       3,957,897       3,757,073       4,485,514
                                                                   --------------  --------------  --------------
    Income from operations.......................................         601,966         215,313         848,401
OTHER EXPENSES (INCOME):
  Interest expense...............................................         281,260         867,030       1,187,252
  Interest income................................................          (2,835)       (245,332)       (554,262)
  Other expense (income).........................................          12,603         (88,232)        (11,744)
                                                                   --------------  --------------  --------------
    Income (loss) before provision (benefit) for income taxes and
     extraordinary item..........................................         310,938        (318,153)        227,155
PROVISION (BENEFIT) FOR INCOME TAXES.............................         102,460        (103,320)         41,918
                                                                   --------------  --------------  --------------
Income (loss) before extraordinary item..........................         208,478        (214,833)        185,237
EXTRAORDINARY ITEM -- Gain on extinguishment of debt, net of
 applicable income taxes of $90,000..............................        --              --               130,000
                                                                   --------------  --------------  --------------
    Net income (loss)............................................  $      208,478  $     (214,833) $      315,237
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income (loss) per share:
    Income (loss) before extraordinary item......................  $          .12  $         (.12) $          .11
    Extraordinary item...........................................        --              --                   .07
                                                                   --------------  --------------  --------------
Net income (loss) per share......................................  $          .12  $         (.12) $          .18
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Weighted average shares outstanding..............................       1,785,000       1,785,000       1,785,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


 The accompanying notes are an integral part of these consolidated statements.

                          AVIATION DISTRIBUTORS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                                             COMMON STOCK
                                        ----------------------    ADDITIONAL        RETAINED          TOTAL
                                          NUMBER                     PAID           EARNINGS      STOCKHOLDER'S
                                         OF SHARES    AMOUNT      IN CAPITAL       (DEFICIT)         EQUITY
                                        -----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1993..........    1,785,000  $  17,850   $    279,150    $     (247,639)   $    49,361
  Capital contribution................      --          --            110,000          --              110,000
  Net income..........................      --          --            --                208,478        208,478
                                        -----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1994..........    1,785,000     17,850        389,150           (39,161)       367,839
  Net loss............................      --          --            --               (214,833)      (214,833)
                                        -----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1995..........    1,785,000     17,850        389,150          (253,994)       153,006
  Net income..........................      --          --            --                315,237        315,237
                                        -----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1996..........    1,785,000  $  17,850   $    389,150    $       61,243    $   468,243
                                        -----------  ---------  --------------  ----------------  -------------
                                        -----------  ---------  --------------  ----------------  -------------


 The accompanying notes are an integral part of these consolidated statements.

                          AVIATION DISTRIBUTORS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1994         1995         1996
                                                                           -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................................  $   208,478  $  (214,833) $   315,237
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Extraordinary item -- gain on extinguishment of debt.................      --           --          (220,000)
    Sale in exchange for note receivable.................................      --        (6,617,406)     --
    Principal payments of notes receivable...............................      --           482,691    1,462,332
    Borrowings on notes payable related to inventory purchases...........      --         7,463,356    1,145,029
    Principal payments on notes payable related to inventory purchases...      --          (482,691)  (2,642,332)
    Reduction in amount due on notes payable related to inventory
     purchases...........................................................      --           --          (561,105)
    Legal settlement.....................................................      --           --         1,200,000
    Principal payments on note payable related to legal settlement.......      --           --          (300,000)
    Non-cash portion of nonrecurring loss on settlement..................      230,075      --           --
    Loss on sale of property and equipment...............................      --           --            48,898
    Depreciation and amortization of debt discounts......................       91,972       87,628      231,209
    Changes in assets and liabilities:
      Accounts receivable, net...........................................   (1,650,155)    (707,814)  (1,378,569)
      Other receivables..................................................     (250,601)     109,314       75,036
      Inventories........................................................     (199,540)  (1,833,509)  (1,495,649)
      Deferred tax asset.................................................      --           (52,826)    (484,174)
      Other assets.......................................................      (70,071)     (20,285)    (239,489)
      Checks issued not yet presented for payment........................      680,632     (105,744)     360,552
      Accounts payable...................................................       29,273      908,668      405,034
      Accrued liabilities................................................       34,769      327,167     (144,323)
      Income tax payable.................................................      105,330     (105,330)     553,000
      Deferred tax liability.............................................      --            28,192       22,808
                                                                           -----------  -----------  -----------
        Net cash used in operating activities............................     (789,838)    (733,422)  (1,646,506)
                                                                           -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................................     (120,086)  (1,257,103)    (196,857)
  Advances on notes receivable...........................................      --            (6,000)     --
  Borrowings given on note receivable from officer.......................      --          (328,718)     (80,000)
  (Increase) decrease in restricted cash.................................     (105,000)    (196,175)     237,717
                                                                           -----------  -----------  -----------
        Net cash provided by (used in) investing activities..............     (225,086)  (1,787,996)     (39,140)
                                                                           -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on lines of credit..........................................    1,072,250    8,988,103   21,359,968
  Principal payments on lines of credit..................................      --        (6,769,388) (20,444,277)
  Borrowings on long-term debt...........................................       68,233    1,848,276      --
  Principal payments of long-term debt...................................       (9,272)    (909,076)     (54,602)
  Principal payments of capital lease obligations........................       (9,120)     (19,965)     (26,179)
  Contributed capital....................................................       10,000      --           --
                                                                           -----------  -----------  -----------
        Net cash provided by financing activities........................    1,132,091    3,137,950      834,910
                                                                           -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.....................      117,167      616,532     (850,736)
Cash and cash equivalents at beginning of period.........................      134,022      251,189      867,721
                                                                           -----------  -----------  -----------
Cash and cash equivalents at end of period...............................  $   251,189  $   867,721  $    16,985
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.............................................................  $   275,210  $   786,725  $ 1,156,696
    Income taxes.........................................................        1,600       32,632       20,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital contribution of inventory from an officer, valued at officer's
   historical cost.......................................................      100,000      --           --
  Capital lease obligations for purchase of new equipment................       32,000       74,779      --


 The accompanying notes are an integral part of these consolidated statements.

                          AVIATION DISTRIBUTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS


    Aviation Distributors, Inc. ("ADI") and its subsidiaries (the "Company") established operations in 1988, incorporated in the state of California in 1992 and reincorporated in the state of Delaware in 1996. The Company is a supplier, distributor and broker of commercial aircraft parts and supplies. The Company distributes aircraft components for commercial airlines worldwide.



    For the years ended December 31, 1994, 1995 and 1996, approximately 72.4%, 90.3% and 61.9%, respectively, of the Company's net sales were export sales. These export sales by region were approximately as follows:



                                                                                                   DECEMBER 31,
                                                                                       -------------------------------------
                                                                                          1994         1995         1996
                                                                                       -----------  -----------  -----------
Pacific Rim..........................................................................       19.2%        22.4%        19.4%
Europe...............................................................................       25.0         15.7         25.3
Latin/South America..................................................................       16.6         17.4         10.7
Africa/Middle East...................................................................       11.6         34.8          6.5
                                                                                             ---          ---          ---
                                                                                            72.4%        90.3%        61.9%
                                                                                             ---          ---          ---
                                                                                             ---          ---          ---



    ACCOUNTING ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION


    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, ADICSI and Aviation Distributors (Europe) Ltd. All significant intercompany transactions have been eliminated in consolidation.


    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with a maturity of less than 90 days to be cash equivalents.

    RESTRICTED CASH

    Restricted cash consists of short term certificates of deposits held as security for letters of credit issued on behalf of the Company by financial institutions and one of the Company's lines of credit.

    INVENTORIES

    Inventories, which consist primarily of aircraft parts, are stated at the lower of cost or market with cost determined on a first-in, first-out basis. Expenditures required for the rectification of parts are capitalized as inventory cost as incurred and are expensed as the parts associated with the rectification are sold.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation expense is provided using various methods over the estimated useful lives of the assets, ranging from five to thirty years. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals and betterments that

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

extend the useful lives of property and equipment are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in operations.



    REINCORPORATION



    On July 12, 1996, the Company reincorporated in the State of Delaware, increasing its authorized number of shares of Common Stock to 10,000,000, $.01 par value, and increasing the number of shares of Common Stock outstanding to 2,100,000. All share and per share data have been retroactively restated in the accompanying financial statements to give effect to the above items.



    Effective July 12, 1996, the Company also authorized the issuance of up to 3,000,000 shares of preferred stock, $.01 par value.



    STOCK SPLIT



    On August 16, 1996 the Company approved a .85 for one stock split. All share and per share data have been retroactively restated in the accompanying financial statements to give effect to this stock split.


    FINANCIAL INSTRUMENTS


    At December 31, 1996, the carrying values of the Company's financial instruments (cash and cash equivalents, notes receivable and notes payable) approximated their fair values as the interest rates on such financial instruments are comparable to market rates.



    The Company had an outstanding irrevocable letter of credit in the amount of $1,700,000 as of December 31, 1996. This letter of credit had a term of 17 months and collateralized the Company's obligation to a third party for the purchase of inventory. The fair value of this letter of credit is estimated to be the same as the contract value based on the nature of the fee arrangements with the issuing banks. As of January 31, 1997, the Company's irrevocable letter of credit was cancelled concurrently with the Company paying off the obligation.


    REVENUE RECOGNITION


    Sales of aircraft parts are recognized as revenues when the product is shipped and title has passed to the customer. The Company provides an allowance for estimated product returns.


    Distributed services and inventory sales represent sales of inventory located through outside parties and sales of company owned inventory. Net sales on consignment and marketing agreements represent revenue related to sales of inventory held on consignment and sales of inventory obtained through marketing agreements.

    INCOME TAXES

    The Company accounts for income taxes using the liability method as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year's presentation.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The Company adopted SFAS No. 121 as of January 1, 1996, and it had no effect on the financial statements.



NOTE 2 -- NOTES RECEIVABLE FROM OFFICER:


    Notes receivable from officer consists of the following:



                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1996
                                                                                          -----------  -----------
Amount due in quarterly principal installments of $82,180, plus interest at six percent,
 commencing on March 1, 1997 and continuing through December 1, 1997....................  $   328,718  $   328,718
Amount due in quarterly principal installments of $20,000, plus interest at six percent,
 commencing on March 1, 1997 and continuing through December 1, 1997....................      --            80,000
                                                                                          -----------  -----------
                                                                                              328,718      408,718
Less -- Current portion.................................................................       65,744      408,718
                                                                                          -----------  -----------
                                                                                          $   262,974  $   --
                                                                                          -----------  -----------
                                                                                          -----------  -----------



    This officer, who is also the Company's sole stockholder, did not draw a salary during 1995.


NOTE 3 -- AIRCRAFT TRANSACTIONS:

    During 1995, the Company purchased commercial aircraft and engines which were subsequently sold in exchange for a note receivable (see Note 5) secured by an irrevocable letter of credit provided by the customer. The Company purchased the aircraft through proceeds from a note payable (see Note 8) to a financial institution which is secured by the customer note receivable. This transaction represents approximately 28 percent of the Company's 1995 sales (see Note 13).


NOTE 4 -- ACCOUNTS RECEIVABLE:

    The Company distributes products in the United States and abroad to commercial airlines, air cargo carriers, distributors, maintenance facilities and other aerospace companies. The Company's credit risks consist of accounts receivable denominated in U.S. dollars from customers in the aircraft industry. The Company performs periodic credit evaluations of its customers' financial conditions and provides an allowance for doubtful accounts as required. The Company, at times, offers extended payment terms of up to one year on its receivables.



    The Company insures the majority of its international customers through an export credit insurance policy. The policy has an aggregate limit of $5 million, a one-time annual deductible of $35,000 for any claim(s) for the period, a premium rate of $.75 per $100 of insured receivables and the policy expires on November 1, 1997. This policy covers 90% of the insured balance.



    The Company also insures certain of its domestic customer accounts under another policy.

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- NOTES RECEIVABLE:
    Notes receivable consist of the following:


                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                1995           1996
                                                                            -------------  -------------
Note receivable from a corporation, secured by a $7,980,000 Irrevocable
 Letter of Credit, due in monthly installments of $166,250 (principal and interest) to August 1999 with an interest rate of 9.5 percent (see Note
 3).......................................................................  $   6,134,715  $   4,672,383
Note receivable from an individual........................................          6,000       --
                                                                            -------------  -------------
                                                                                6,140,715      4,672,383
Less -- Current portion...................................................      1,466,224      1,615,528
                                                                            -------------  -------------
                                                                            $   4,674,491  $   3,056,855
                                                                            -------------  -------------
                                                                            -------------  -------------


NOTE 6 -- PROPERTY AND EQUIPMENT:
    Property and equipment, at cost, consists of the following:


                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                1995           1996
                                                                            -------------  -------------
Buildings.................................................................  $   1,087,834  $   1,131,142
Computer equipment and software...........................................        236,417        292,087
Machinery and equipment...................................................        172,072        256,354
Furniture and fixtures....................................................         81,822         95,419
Auto......................................................................         85,233          9,851
                                                                            -------------  -------------
                                                                            $   1,663,378  $   1,784,853
                                                                            -------------  -------------
                                                                            -------------  -------------


NOTE 7 -- LINES OF CREDIT:
    The Company has revolving lines of credit with a financial institution, summarized as follows:


                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
Revolving line of credit, interest at prime rate (8.25 percent at December 31, 1996)
 plus 1.5 percent, due monthly, principal due March 31, 1997, secured by substantially all of the Company's assets, except cash, maximum borrowings are
 $4,500,000.........................................................................  $   3,181,671  $   3,734,322
Revolving line of credit, interest at prime rate (8.25 percent at December 31, 1996)
 plus one percent, due monthly, principal due August 31 1997, secured by substantially all of the Company's assets, except cash, maximum borrowings are
 $2,000,000.........................................................................      1,284,200      1,849,153
Revolving line of credit, interest at 7.5 percent due monthly, principal due May 7,
 1996, secured by restricted cash at December 31, 1995 of $201,913, maximum
 borrowings were $500,000...........................................................        201,913       --
                                                                                      -------------  -------------
                                                                                      $   4,667,784  $   5,583,475
                                                                                      -------------  -------------
                                                                                      -------------  -------------


    These lines of credit are personally guaranteed by the stockholder who is also an officer of the Company.

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- LINES OF CREDIT: (CONTINUED)

    The $4.5 million line has a financial covenant that requires the Company to have a tangible net worth of at least $750,000 beginning October 31, 1996, which was extended by the financial institution to begin on January 31, 1997.



    As of December 31, 1996, the Company's tangible net worth was $468,000. Additionally, the financial institution has agreed to include the $400,000 promissory notes discussed in Note 16 in tangible net worth solely for the purpose of computing the net worth covenant. In the opinion of management, the Company will meet this covenant as of January 31, 1997.



    The weighted average borrowings outstanding under the Company's lines of credit arrangements during 1994, 1995 and 1996 were approximately $1,904,000, $3,555,000 and $5,407,000, respectively. Maximum amounts outstanding at the end of the months during 1994, 1995 and 1996 were $2,449,069, $4,667,784 and
$5,926,020, respectively. The weighted average interest rates during 1994, 1995 and 1996 were approximately 12.0%, 10.7% and 9.7%, respectively. The weighted average interest rates at December 31, 1994, 1995 and 1996 were approximately 12.5%, 9.8% and 9.6%, respectively.



    In February 1997, the financial institution agreed to extend the $4.5 million line of credit to March 31, 1998.

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- LONG-TERM DEBT:


                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
Long-term debt consists of the following:
  Note payable to a financial institution, due in monthly installments of $166,250
   (principal and interest) to August 1999 with an interest rate of 9.5 percent.
   (see Note 3).....................................................................  $   6,134,715  $   4,672,383
  Note payable to a financial institution, secured by a building, due in adjustable monthly installments of $8,382 as of December 31, 1996 (principal and interest)
   to May 1999, with a balloon payment, interest at Moody's A Bond Index (8.25% at
   December 31, 1996) plus .125 percent.............................................        950,585        936,480
  Non-interest bearing note payable to a corporation, secured by specific inventory, due in semi-annual installments of $125,000 to December 1998, with an imputed interest rate of 10 percent, net of discount of $154,050 on original sales value of inventory of $1,000,000 at December 31, 1995. In December 1996, the remaining unamortized balance of this note ($625,000) was extinguished in exchange for a cash payment of $405,000 resulting in an extraordinary gain before tax of
   $220,000.........................................................................        845,950       --
  Note payable to a corporation, due in an installment of $562,500, plus interest at
   10 percent, on March 15, 1997 and quarterly installments of $112,500, plus
   interest commencing June 15, 1997 to December 15, 1997 (see Note 11).............       --              900,000
  Note payable to a corporation, secured by specific inventory, due in monthly installments to March 1997, with an imputed interest rate of 10 percent, net of
   discount of $1,947...............................................................       --              126,053
  Note payable to a corporation, secured by an automobile, due in monthly installments of $1,892 (principal and interest) to August 1997, with an interest
   rate of 8 percent................................................................         35,319       --
  Note payable to a corporation, secured by an automobile, due in monthly installments of $192 (principal and interest) to March 1998, with an interest
   rate of 7.9 percent..............................................................          4,703          2,701
  Note payable to a corporation, secured by equipment, due in monthly installments of $347 (principal and interest) to February 2000, with an interest rate of 24
   percent..........................................................................         12,304          9,128
                                                                                      -------------  -------------
                                                                                          7,983,576      6,646,745
Less -- Current portion.............................................................      1,815,220      2,661,540
                                                                                      -------------  -------------
                                                                                      $   6,168,356  $   3,985,205
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- LONG-TERM DEBT: (CONTINUED)

    Future annual principal payments on long-term debt at December 31, 1996 are as follows:



YEAR ENDING DECEMBER 31,
-------------------------
1997.....................  $   2,661,540
1998.....................      1,797,209
1999.....................      2,187,321
2000.....................            675
                           -------------
                           $   6,646,745
                           -------------
                           -------------


NOTE 9 -- INCOME TAXES:
    The components of the provision (benefit) for income taxes consist of the following:


                                                                    DECEMBER 31,
                                                       ---------------------------------------
                                                          1994          1995          1996
                                                       -----------  ------------  ------------
Current:
  Federal............................................  $    77,721  $    (77,100) $    366,000
  State..............................................       29,209        (6,056)      112,000
                                                       -----------  ------------  ------------
                                                           106,930       (83,156)      478,000
                                                       -----------  ------------  ------------

Deferred:
  Federal............................................       (3,334)      (14,164)     (360,000)
  State..............................................       (1,136)       (6,000)      (76,082)
                                                       -----------  ------------  ------------
                                                            (4,470)      (20,164)     (436,082)
                                                       -----------  ------------  ------------
    Total:...........................................  $   102,460  $   (103,320) $     41,918
                                                       -----------  ------------  ------------
                                                       -----------  ------------  ------------


    At December 31, 1995 current income tax benefit consists primarily of an estimated income tax receivable and the difference between the Company's estimated and actual 1994 income tax liability.

    The reconciliation of income tax expense computed at U.S. Federal statutory rates to income tax expense (benefit) is as follows:


                                                                     DECEMBER 31,
                                                        --------------------------------------
                                                           1994          1995         1996
                                                        -----------  ------------  -----------
Tax at U.S. Federal statutory rates...................  $   105,719  $   (108,173) $    77,233
State income taxes, net of federal effect.............       19,085       (18,898)      13,943
Net operating losses..................................      --            --           (95,711)
Permanent differences.................................      (22,344)       23,751       23,409
Other, net............................................      --            --            23,044
                                                        -----------  ------------  -----------
                                                        $   102,460  $   (103,320) $    41,918
                                                        -----------  ------------  -----------
                                                        -----------  ------------  -----------

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- INCOME TAXES: (CONTINUED)

    Deferred income taxes arise as a result of differences in the methods used to determine income for financial reporting versus income for tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:



                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      -----------  -----------

Depreciation........................................................  $   (28,192) $   (51,000)
                                                                      -----------  -----------
  Gross deferred tax liabilities....................................      (28,192)     (51,000)
                                                                      -----------  -----------
Inventory reserve...................................................       29,840       57,000
Allowance for doubtful accounts.....................................       19,442       60,000
Operating accruals..................................................        3,544       50,000
Legal settlement....................................................      --           360,000
State taxes.........................................................      --            10,000
Net operating loss carryforwards....................................       82,528      --
                                                                      -----------  -----------
  Gross deferred tax assets.........................................      135,354      537,000
                                                                      -----------  -----------
  Deferred tax assets valuation allowance...........................      (82,528)     --
                                                                      -----------  -----------
                                                                      $    24,634  $   486,000
                                                                      -----------  -----------
                                                                      -----------  -----------


NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

    The Company leases equipment and facilities under noncancelable operating and capital leases. As of December 31, 1996, the annual minimum lease commitments are:



                            YEAR ENDING
                            DECEMBER 31,                                CAPITAL     OPERATING
                           -------------                              -----------  -----------
1997................................................................  $    26,366  $    17,359
1998................................................................       24,108       14,319
1999................................................................       13,420          687
2000................................................................        2,825      --
                                                                      -----------  -----------
                                                                           66,719  $    32,365
                                                                                   -----------
                                                                                   -----------
Less -- Amount representing interest................................       13,480
                                                                      -----------
                                                                           53,239
Less -- Current portion.............................................       18,867
                                                                      -----------
                                                                      $    34,372
                                                                      -----------
                                                                      -----------



    Rent expense for the years ended December 31, 1994, 1995 and 1996 was $181,572, $135,568 and $64,055, respectively.



    In 1996, the Company entered into an agreement to purchase approximately $7.0 million of inventory from a vendor. Under the terms of the agreement, the Company will remit 36 monthly installments of $195,000. As of December 31, 1996, the Company had not received, nor paid for any inventory under this agreement.


    The Company supplies certain parts to its customers through various consignment agreements, under which the Company takes possession of a vendors inventory and exclusive marketing agreements, under which the Company markets the vendors inventory which remains in the vendors possession. These agreements are generally entered into on a long-term basis.

    The Company neither manufacturers nor repairs aircraft parts and requires that all of the parts that it sells are properly documented and traceable to their original source. Although the Company

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- COMMITMENTS AND CONTINGENCIES: (CONTINUED) has never been subject to product liability claims, there is no guarantee that the Company could not be subject to liability from its potential exposure relating to faulty aircraft parts in the future. The Company maintains liability insurance in the amount of $2 million to protect it from such claims, but there can be no assurance that such coverage will be adequate to fully protect the Company from any liabilities it might incur. An uninsured loss could have a material adverse effect upon the Company's financial condition.


    EMPLOYMENT AGREEMENTS



    The Company has entered into an employment agreement with the Chief Executive Officer (CEO) providing for a base salary of $225,000, an automobile allowance, incentive compensation under the Executive Incentive Compensation Plan, and bonus compensation from time to time on an amount determined by the independent members of the Board of Directors not to exceed two times his base salary per calendar year. The CEO was also granted 51,050 shares of common stock at an option price of $7 per share. The agreement expires on December 31, 2001 and will be automatically renewed for a new five-year term on the expiration date unless cancelled upon 90 days written notice.



    The Company has also entered into an employment agreement with an officer providing for an annual base salary of $120,000, all normal employee benefits, incentive compensation under the Executive Incentive Compensation Plan and options to purchase 10,000 shares of common stock at an option price of $7 per share. The agreement expires on December 31, 1999 and will be automatically renewed for a new three-year term on the expiration date unless cancelled upon 90 days written notice.



    The Company has also entered into an employment agreement with an officer providing for an annual base salary of $120,000, all normal employee benefits, incentive compensation under the Executive Incentive Compensation Plan and options to purchase 15,000 shares of common stock at an option price of $7 per share. In addition, this officer is entitled to commission on sales to certain customers identified in the agreement equal to 1.25% of such sales. The agreement expires on December 31, 1999 and will be automatically renewed for a new three year term on the expiration date unless cancelled upon 90 days written notice.



NOTE 11 -- LEGAL SETTLEMENT


    In February 1996, an action was brought against the Company arising out of a dispute relating to an agreement between the Company and a customer. The plaintiff claimed, among other things, damages of $3,518,000, interest, attorney fees and punitive damages. At December 31, 1995, the Company believed they had adequately accrued in the amount of $166,000 their potential liability, based upon discussions with legal counsel indicating substantial defenses to the remaining claims from this customer. The Company also filed a counterclaim against this customer for breach of contract, fraud and negligent misrepresentation. Although the Company believed it had meritorious defenses to this dispute, in August 1996, counsel advised the Company that final judicial resolution of such matter could take several years. Consequently, in order to pursue an initial public offering in a timely manner, during the third quarter of 1996 the Company made a strategic business decision to resolve this dispute. On November 1, 1996 this case was settled for $1.2 million. Included in the legal settlement expense as of December 31, 1996 is the $1.2 million settlement charge plus $175,000 of legal costs.



    Pursuant to such settlement agreement, the Company (i) paid such customer $300,000 upon execution of settlement agreement, (ii) agreed to pay such customer an additional $450,000 on or before December 31, 1996, which has been extended to March 15, 1997, and (iii) executed a note guaranteed by an irrevocable letter of credit in the amount of $450,000 payable to such customer in

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 -- LEGAL SETTLEMENT (CONTINUED)


quarterly installments including 10% interest commencing March 15, 1997. In the event the Company does not satisfy its obligations under the settlement agreement by March 15, 1997, a judgment will be entered against the Company for $1.2 million. In such event, the Company will not receive credit towards such judgment amount for the initial $300,000 payment set forth in clause (i) above.



NOTE 12 -- NONRECURRING LOSS ON SETTLEMENT:

    On April 8, 1994, the Company entered into an agreement to settle various asserted claims made by one of its key officers to avoid the cost and the uncertainties of litigation. Under the terms of the settlement, the Company paid $112,000 in cash and transferred the common stock of ADI Manufacturing, Inc., a former subsidiary that manufactured aircraft hardware, to this officer. ADI Manufacturing Inc.'s results of operations were not material to the Company's financial statements. The common stock was valued at the book value of net assets transferred. In return, the key officer agreed to drop all claims against the Company and to resign as an officer of the Company. Management believes this separation is in the best interest of the Company. The amount charged to operations during 1994 relating to this settlement was $376,075, which is included in selling and administrative expenses.


NOTE 13 -- CONCENTRATION OF CREDIT RISK:


    Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the large number of customers and their dispersion worldwide. During 1995, as a result of the aircraft transaction (see Note 3), the Company had one large customer that accounted for 28 percent of net sales for the year. The note receivable related to this large customer represented 38 and 27 percent of total assets at December 31, 1995, and 1996, respectively.


    The  Company  had  two   large  customers  in   1994  which  accounted   for
approximately 22 percent of net sales, and approximately 30.5 percent of trade accounts receivable at December 31, 1994.

    The Company performs ongoing credit evaluations and insures a large portion of its accounts receivable through an export credit insurance policy for the majority of the international customers.


NOTE 14 -- VALUATION AND QUALIFYING ACCOUNTS


    For the years ended December 31, 1994, 1995 and 1996, activity with respect to the Company's allowance for doubtful accounts is summarized as follows:



                                                                     DECEMBER 31,
                                                          -----------------------------------
                                                            1994        1995         1996
                                                          ---------  ----------  ------------
Beginning balance.......................................  $  --      $   12,207  $     48,607
Charged to expense......................................     19,707      86,400       250,048
Amounts written off.....................................     (7,500)    (50,000)     (148,655)
                                                          ---------  ----------  ------------
Ending balance..........................................  $  12,207  $   48,607  $    150,000
                                                          ---------  ----------  ------------
                                                          ---------  ----------  ------------



NOTE 15 -- STOCK-BASED COMPENSATION PLANS



    STOCK OPTION PLAN



    On July 10, 1996, the Company adopted the Aviation Distributors, Inc. 1996 Stock Option and Incentive Plan (the "Plan") which provides for the issuance of up to a maximum of 264,500 shares of the Company's common stock to employees, non-employee directors and independent contractors at the sole discretion of the board of directors. The Plan provides for the issuance of incentive stock options and non-qualified stock options. Options issued under the Plan may be accompanied by stock

                          AVIATION DISTRIBUTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 -- STOCK-BASED COMPENSATION PLANS (CONTINUED)


appreciation rights, as defined. Additionally, the Plan provides for the issuance of restricted stock, dividend equivalents and other stock and cash based awards and loans to participants in connection with the options or other plan provisions at the discretion of the board of directors.



    On July 16, 1996, the Company's board of directors granted 150,000 options under the Plan at an exercise price of $7.00 per share (estimated fair market value at date of grant).



    The Company accounts for the Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with FASB Statement No. 123, the Company's net income and income per share would have been reduced to the following pro forma amounts:



                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Net income:.....................................................................
  As reported...................................................................   $  315,237
  Pro forma.....................................................................      199,521
Income per share:...............................................................
  As reported...................................................................   $      .18
  Pro forma.....................................................................          .11



    A summary of the status of the Company's stock option plan at December 31, 1996 is as follows:



                                                                             1996
                                                                ------------------------------
                                                                             WEIGHTED AVERAGE
                                                                  SHARES      EXERCISE PRICE
                                                                -----------  -----------------
Outstanding at beginning of year..............................      --           $  --
Granted.......................................................      150,000           7.00
Outstanding at end of year....................................      150,000      $    7.00
                                                                -----------        -------
                                                                -----------        -------
Exercisable at end of year....................................      --              --
Weighted average fair value of options granted................  $      5.04



    All of the 150,000 options outstanding at December 31, 1996 have an exercise price of $7, with a weighted average exercise price of $7 and a weighted average remaining life of 5 years.



    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 1996: risk-free rate of 6.58%; no expected dividend yield; expected life of 5 years; expected volatility of zero (required for public companies only).



NOTE 16 -- SUBSEQUENT EVENT


    Subsequent to December 31, 1996 the Company borrowed an aggregate of $400,000 from certain of its employees pursuant to Promissory Notes. The Promissory Notes provide for an interest rate of 14 percent payable monthly over the term of the loans and repayment of principal upon the earlier of the consumation by the Company of an initial public offering of its Common Stock or October 27, 1997.

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                           --------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................    9
Dividend Policy...........................................................    9
Capitalization............................................................   10
Dilution..................................................................   11
Selected Financial Data...................................................   12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   13
Business..................................................................   21
Management................................................................   28
Certain Transactions......................................................   39
Principal and Selling Stockholder.........................................   40
Shares Eligible for Future Sale...........................................   40
Description of Capital Stock..............................................   42
Underwriting..............................................................   44
Legal Matters.............................................................   45
Experts...................................................................   45
Additional Information....................................................   45
Index to Financial Statements.............................................  F-1


                           --------------------------


  UNTIL                ,  1997 (25 DAYS AFTER THE  DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,200,000 SHARES


                                     [LOGO]

                          AVIATION DISTRIBUTORS, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED


                                           , 1997


-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section  145 of  the GCL  empowers a  Delaware corporation  to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them in connection with an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred in connection therewith.

    Section 102(b)(7) of the GCL further provides that a corporation in its certificate of incorporation may eliminate or limit the personal liability of its directors to the corporation or its stockholders for breach of their fiduciary duties in certain circumstances.

    In accordance with Section 145 of the GCL, the Company's Certificate provides that the Company shall indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    In addition, as permitted by Section 102(b)(7) of the GCL, the Company's Certificate contains a provision limiting the personal liability of the Company's directors for violations of their fiduciary duties to the fullest extent permitted by the Delaware Law. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or
(iv) for any transaction from which a director derived an improper personal benefit. The general effect of this provision is to eliminate a director's personal liability for monetary damages for actions involving a breach of his or her fiduciary duty of care, including any such actions involving gross negligence.

    Also, in accordance with the GCL and pursuant to the Company's Certificate, the Company is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against liability under the GCL.

    The Company has entered into agreements with certain directors and officers of the Company (the "Indemnified Parties") which require the Company to indemnify each Indemnified Party against, and to advance expenses incurred by each Indemnified Party in the defense of, any claim arising out of his or her employment to the fullest extent permitted under law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


                                                                             AMOUNT TO BE PAID
                                                                             -----------------
SEC registration fee.......................................................    $       3,555
NASD filing fee............................................................            1,420
Nasdaq SmallCap Market Listing Fee.........................................            6,150
Blue Sky fees and expenses.................................................           60,000
Printing and engraving expenses............................................         [150,000]
Legal fees and expenses....................................................          300,000
Accounting fees and expenses...............................................          100,000
Transfer Agent and Registrar fees..........................................            4,000
Miscellaneous expenses.....................................................            8,000
                                                                             -----------------
    Total..................................................................    $     602,952
                                                                             -----------------
                                                                             -----------------



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    None

ITEM 27.  EXHIBITS.

    (a) Exhibits


      1.1  Form of Underwriting Agreement.
      3.1  Amended and Restated Certificate of Incorporation of the Registrant.
      3.2  Bylaws, as amended, of the Registrant.
      3.3  Amendment to Amended and Restated Certificate of Incorporation of the
            Registrant.
      4.1  Specimen Common Stock Certificate.
      4.2  Form of Warrant Agreement.
      5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
     10.2  1996 Stock Option and Incentive Plan.
     10.3  Aircraft Purchase Agreement, dated August 8, 1995, by and between Alia The
            Royal Jordanian Airlines and Aviation Distributors Incorporated.
     10.4  Aircraft Purchase Agreement, dated January 4, 1995, by and between Air
            China Group Import & Export Trading Co. and Aviation Distributors
            Incorporated.
     10.5  Revolving Credit Facility, dated August 22, 1996, by and between Aviation
            Distributors Incorporated and Far East National Bank.
     10.6  Employment Agreement, dated as of July 16, 1996, by and between Osamah S.
            Bakhit and Aviation Distributors Incorporated.
     10.7  Employment Agreement, dated as of July 16, 1996, by and between Mark W.
            Ashton and Aviation Distributors Incorporated.
     10.8  Employment Agreement, dated as of July 16, 1996, by and between Jeffrey G.
            Ward and Aviation Distributors Incorporated.
     10.9  Commercial Lease, dated June 11, 1996, by and between Francis De Leone and
            Aviation Distributors, Inc.

    10.10  Lease Agreement, dated January 1, 1996, by and between Ian and Robert
            Burton Limited and Aviation Distributors (Europe) Limited.
    10.11  Revolving Credit Facility, dated August 31, 1996, by and between Aviation
            Distributors Incorporated and Far East National Bank.
    10.12  Non-Revolving Credit Facility, dated August 22, 1996, by and between
            Aviation Distributors, Incorporated and Far East National Bank.
    10.13  Amended and Restated Employment Agreement, dated as of July 16, 1996, by and between Osamah S. Bakhit and Aviation Distributors Incorporated.
    10.14  Amended and Restated Promissory Note from Osamah S. Bakhit to Aviation
            Distributors, Inc., dated as of December 31, 1995.
    10.15  Settlement Agreement dated as of November 1, 1996.
    10.16  Form of Indemnity Agreement.
   *10.17  Promissory Note between Aviation Distributors, Inc. and Mark W. Ashton, dated January 28, 1997.
   *10.18  Promissory Note between Aviation Distributors, Inc. and Osamah S. Bakhit, dated January 28, 1997.
   *10.19  Promissory Note between Aviation Distributors, Inc. and Jim Goulet, dated
            January 28, 1997.
   *10.20  Promissory Note between Aviation Distributors, Inc. and Steve Hayer, dated
            January 28, 1997.
   *10.21  Promissory Note between Aviation Distributors, Inc. and Elizabeth Morgan, dated January 28, 1997.
   *10.22  Promissory Note between Aviation Distributors, Inc., and Magda
            Reichenberg, dated January 28, 1997.
   *10.23  Promissory Note between Aviation Distributors, Inc. and Leza Ann Waner, dated January 28, 1997.
   *10.24  Promissory Note between Aviation Distributors, Inc. and Jeffrey G. Ward, dated January 28, 1997.
   *10.25  Amendment to Promissory Note between Aviation Distributors, Inc. and Mark
            W. Ashton, dated February 3, 1997.
   *10.26  Amendment to Promissory Note between Aviation Distributors, Inc. and
            Osamah S. Bakhit, dated February 3, 1997.
   *10.27  Amendment to Promissory Note between Aviation Distributors, Inc. and Jim
            Goulet, dated February 3, 1997.
   *10.28  Amendment to Promissory Note between Aviation Distributors, Inc. and Steve
            Hayer, dated February 3, 1997.
   *10.29  Amendment to Promissory Note between Aviation Distributors, Inc. and
            Elizabeth Morgan, dated February 3, 1997.
   *10.30  Amendment to Promissory Note between Aviation Distributors, Inc. and Magda
            Reichenberg, dated February 3, 1997.
   *10.31  Amendment to Promissory Note between Aviation Distributors, Inc. and Leza
            Ann Waner, dated February 3, 1997.
   *10.32  Amendment to Promissory Note between Aviation Distributors, Inc. and
            Jeffrey G. Ward, dated February 3, 1997.
    10.33  Promissory Note between Aviation Distributors, Inc. and Osamah S. Bakhit, dated December 31, 1996.

    *23.1  Consent of Arthur Andersen LLP.
     23.2  Consent of Counsel (included in Exhibit 5.1).
     24.1  Power of Attorney (included on page II-4 of the Registration Statement on
            Form SB-2 filed on July 12, 1996 (File No. 333-8061)).
     99.1  Lock-up Agreement, dated August 16, 1996, by and between Osamah S. Bakhit and Cruttenden Roth Incorporated.
     99.2  Consent of Daniel C. Lewis.
     99.3  Consent of William T. Walker, Jr.


------------------------
*   Filed herewith.

ITEM 28.  UNDERTAKINGS.

    The  Registrant  hereby undertakes  to provide  to  the Underwriters  at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

']

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 12th day of February, 1997.


                                          AVIATION DISTRIBUTORS, INC.

                                          By:        /s/ OSAMAH S. BAKHIT

                                             -----------------------------------
                                                      Osamah S. Bakhit
                                                   CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities stated.


                  SIGNATURE                                      TITLE                              DATE
---------------------------------------------  ------------------------------------------  ----------------------

                              *
    ------------------------------------       Chief Executive Officer, President and        February 12, 1997
              Osamah S. Bakhit                  Director (Principal Executive Officer)
                              *                Chief Financial Officer, Vice President,
    ------------------------------------        Finance and Director (Principal Financial    February 12, 1997
               Mark W. Ashton                   Officer)
                              *
    ------------------------------------       Treasurer (Principal Accounting Officer)      February 12, 1997
             Laura M. Birgbauer
                              *
    ------------------------------------       Secretary and Director                        February 12, 1997
              Bruce H. Haglund

        By      /s/ OSAMAH S. BAKHIT
     -----------------------------------
              Osamah S. Bakhit
              ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                     PAGE
---------                                                                                                  ---------
     1.1   Form of Underwriting Agreement................................................................
     3.1   Amended and Restated Certificate of Incorporation of the Registrant...........................
     3.2   Bylaws, as amended, of the Registrant.........................................................
     3.3   Amendment to Amended and Restated Certificate of Incorporation of the Registrant..............
     4.1   Specimen Common Stock Certificate.............................................................
     4.2   Form of Warrant Agreement.....................................................................
     5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP...........................................
    10.2   1996 Stock Option and Incentive Plan..........................................................
    10.3   Aircraft Purchase Agreement, dated August 8, 1995, by and between Alia The Royal Jordanian
            Airlines and Aviation Distributors Incorporated..............................................
    10.4   Aircraft Purchase Agreement, dated January 4, 1995, by and between Air China Group Import &
            Export Trading Co. and Aviation Distributors Incorporated....................................
    10.5   Revolving Credit Facility, dated August 22, 1996, by and between Aviation Distributors
            Incorporated and Far East National Bank......................................................
    10.6   Employment Agreement, dated as of July 16, 1996, by and between Osamah S. Bakhit and Aviation
            Distributors Incorporated....................................................................
    10.7   Employment Agreement, dated as of July 16, 1996, by and between Mark W. Ashton and Aviation
            Distributors Incorporated....................................................................
    10.8   Employment Agreement, dated as of July 16, 1996, by and between Jeffrey G. Ward and Aviation
            Distributors Incorporated....................................................................
    10.9   Commercial Lease, dated June 11, 1996, by and between Francis De Leone and Aviation
            Distributors, Inc............................................................................
    10.10  Lease Agreement, dated January 1, 1996, by and between Ian and Robert Burton Limited and
            Aviation Distributors (Europe) Limited.......................................................
    10.11  Revolving Credit Facility, dated August 31, 1996, by and between Aviation Distributors
            Incorporated and Far East National Bank......................................................
    10.12  Non-Revolving Credit Facility, dated August 22, 1996, by and between Aviation Distributors,
            Incorporated and Far East National Bank......................................................
    10.13  Amended and Restated Employment Agreement, dated as of July 16, 1996, by and between Osamah S.
            Bakhit and Aviation Distributors Incorporated................................................
    10.14  Amended and Restated Promissory Note from Osamah S. Bakhit to Aviation Distributors, Inc., dated as of December 31, 1995................................................................
    10.15  Settlement Agreement dated as of November 1, 1996.............................................
    10.16  Form of Indemnity Agreement...................................................................
   *10.17  Promissory Note between Aviation Distributors, Inc. and Mark W. Ashton, dated January 28,
            1997.........................................................................................
   *10.18  Promissory Note between Aviation Distributors, Inc. and Osamah S. Bakhit, dated January 28,
            1997.........................................................................................
   *10.19  Promissory Note between Aviation Distributors, Inc. and Jim Goulet, dated January 28, 1997....
   *10.20  Promissory Note between Aviation Distributors, Inc. and Steve Hayer, dated January 28,
            1997.........................................................................................
   *10.21  Promissory Note between Aviation Distributors, Inc. and Elizabeth Morgan, dated January 28,
            1997.........................................................................................

EXHIBITS                                                                                                     PAGE
---------                                                                                                  ---------
   *10.22  Promissory Note between Aviation Distributors, Inc., and Magda Reichenberg, dated January 28,
            1997.........................................................................................
   *10.23  Promissory Note between Aviation Distributors, Inc. and Leza Ann Waner, dated January 28,
            1997.........................................................................................
   *10.24  Promissory Note between Aviation Distributors, Inc. and Jeffrey G. Ward, dated January 28,
            1997.........................................................................................
   *10.25  Amendment to Promissory Note between Aviation Distributors, Inc. and Mark W. Ashton, dated
            February 3, 1997.............................................................................
   *10.26  Amendment to Promissory Note between Aviation Distributors, Inc. and Osamah S. Bakhit, dated
            February 3, 1997.............................................................................
   *10.27  Amendment to Promissory Note between Aviation Distributors, Inc. and Jim Goulet, dated
            February 3, 1997.............................................................................
   *10.28  Amendment to Promissory Note between Aviation Distributors, Inc. and Steve Hayer, dated
            February 3, 1997.............................................................................
   *10.29  Amendment to Promissory Note between Aviation Distributors, Inc. and Elizabeth Morgan, dated
            February 3, 1997.............................................................................
   *10.30  Amendment to Promissory Note between Aviation Distributors, Inc. and Magda Reichenberg, dated
            February 3, 1997.............................................................................
   *10.31  Amendment to Promissory Note between Aviation Distributors, Inc. and Leza Ann Waner, dated
            February 3, 1997.............................................................................
   *10.32  Amendment to Promissory Note between Aviation Distributors, Inc. and Jeffrey G. Ward, dated
            February 3, 1997.............................................................................
    10.33  Promissory Note between Aviation Distributors, Inc. and Osamah S. Bakhit, dated December 31,
            1996.
   *23.1   Consent of Arthur Andersen LLP................................................................
    23.2   Consent of Counsel (included on page II-4 of the Registration Statement on Form SB-2 filed on
            July 12, 1996 (File No 333-8061))............................................................
    24.1   Power of Attorney (See page II-4).............................................................
    99.1   Lock-up Agreement, dated August 16, 1996, by and between Osamah S. Bakhit and Cruttenden Roth
            Incorporated.................................................................................
    99.2   Consent of Daniel C. Lewis....................................................................
    99.3   Consent of William T. Walker, Jr..............................................................


------------------------
*   Filed herewith.